Exhibit 10.2

ONE BELLEVUE CENTER

BELLEVUE, WASHINGTON

OFFICE LEASE AGREEMENT

BETWEEN

EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company

(“LANDLORD”)

AND

DRUGSTORE.COM, INC., a Delaware corporation

(“TENANT”)

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the 16th day of August, 2004, by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”), and DRUGSTORE.COM, INC., a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of this Lease: Exhibit A-1 (Outline and Location of Premises), Exhibit A-2 (Legal Description), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations), Exhibit F (Additional Provisions); Exhibit G (Form of Letter of Credit); Exhibit H (Outline and Location of Generator Area); Exhibit I (Outline and Location of Storage Space); Exhibit J-1 (Detailed Space Plan, with architectural specifications attached as schedule 1 attached thereto); Exhibit J-2 (Specifications Letter, with schedules 1 through 5 attached thereto); and Exhibit K (Description of Base Building Improvements).

1. Basic Lease Information.

1.01	“Building” shall mean the building located at 411 108th Avenue NE, Bellevue, Washington 98004 commonly known as One Bellevue Center. “Rentable Square Footage of the Building” is deemed to be 353,552 square feet.

1.02	“Premises” shall mean the area shown on Exhibit A-1 to this Lease. The Premises is located on the 12th, 14th and 15th floor(s) of the Building and is known as suites 1200, 1400 and 1500. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. The “Rentable Square Footage of the Premises” is deemed to be 53,256 rentable square feet, representing the sum of 17,758 rentable square feet on the 12th floor, 17,742 rentable square feet on the 14th floor, and 17,756 rentable square feet on the 15th floor. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.

1.03	“Base Rent”:

Period or Months of Term	Annual Rate Per Square Foot	Monthly Base Rent
Early Possession Period (defined in Section 1.06 below), if any	$0.00	$0.00
1-12	$21.66	$96,127.08
13-24	$22.16	$98,346.08
25-36	$22.66	$100,565.08
37-48	$23.16	$102,784.08
49-60	$23.66	$105,003.08
61-72	$24.16	$107,222.08
73-84	$24.66	$109,441.08
85-96	$25.16	$111,660.08

1.04	“Tenant’s Pro Rata Share”: 15.0631%.

1.05	“Base Year” for Taxes (defined in Exhibit B): 2005; “Base Year” for Expenses (defined in Exhibit B): 2005.

1.06	“Term”: A period commencing on the Commencement Date (defined in Section 3) and, unless terminated early or extended in accordance with this Lease, expiring on the date (the “Termination Date”) immediately preceding the date occurring 96 months after the later of (a) the Commencement Date, or (b) August 1, 2005. The portion of the Term, if any, expiring on July 31, 2005 shall be referred to herein as the “Early Possession Period”.

1.07	Allowance(s) : As set forth in the Work Letter (defined in Section 1.14 below).

1.08	“Security Deposit”: None, except as provided in Section 1(g) of Exhibit F attached hereto.

1.09	“Guarantor(s)”: None.

1.10	“Tenant’s Broker”: Colliers International.

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1.11	“Permitted Use”: (a) general office use; (b) Limited Pharmaceutical Use (defined below), but only to the extent that such Limited Pharmaceutical Use (i) is legally permitted; (ii) is not a retail use (other than (A) marketing and sales activities conducted solely by telephone, the internet or other electronic media, and (B) the dispensing of pharmacy products in packages from the Premises by methods of package delivery normally associated with general office use (and specifically excluding “over-the-counter”, “walk-in” or similar service) and at a volume not greater than the volume of package delivery normally associated with general office use); and (iii) in all other respects is compatible with a class ”A” office building; and (c) any other use that (i) is legally permitted; (ii) is not a retail use; (iii) does not generate an unusual amount of foot traffic or noise; (iv) does not impose an unusual burden on the Building systems; (v) does not pose an unusual risk to the Building or to the safety or health of its occupants; and (vi) in all other respects is compatible with a class ”A” office building. As used herein, “Limited Pharmaceutical Use” means the operation of a pharmacy (excluding any dispensing of pharmacy products to the public at or from the Premises by means of “over-the-counter”, “walk-in” or similar service, and excluding any chemistry laboratory facilities), call center, data center (including, without limitation, computer server and data warehousing rooms with custom HVAC and construction requirements), digital photography studio (but excluding any film processing), employee lunchroom with accommodations for catering and food kiosks, and IDF closets on each floor for cabling, telecommunications and back-up power-supply facilities.

1.12	“Notice Address(es)”:

Landlord:	Tenant:

EOP-Northwest Properties, L.L.C. c/o Equity Office Management, L.L.C. 701 5th Avenue, Suite 4000 Seattle, WA 98104 Attn: Property Manager	drugstore.com, inc. 13920 SE Eastgate Way, Suite 300 Bellevue, WA 98005 Attn: General Counsel

A copy of any notices to Landlord shall be sent to Equity Office, One Market, Spear Tower, Suite 600, San Francisco, California 94105, Attn: Seattle Regional Counsel.

A copy of any notices to Tenant shall be sent to Gordon W. Tanner, Stoel Rives LLP, 600 University Street, Suite 3600, Seattle, Washington 98101.

1.13	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 7:00 A.M. to 7:00 P.M. on Business Days and 9:00 A.M. to 1:00 P.M. on Saturdays.

1.14	“Landlord Work”: As defined in the Work Letter (the “Work Letter”) attached to this Lease as Exhibit C.

1.15	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

1.16	“Letter of Credit”: $541,347.24, as more fully described in Section 1 of Exhibit F attached hereto.

2. Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are designated by Landlord for the common use of tenants and others (the “Common Areas”).

3. Adjustment of Commencement Date; Possession.

3.01 As used herein, “Commencement Date” shall mean the later of (a) February 1, 2005 (the “Target Commencement Date”), or (b) the date on which Landlord tenders possession of the Premises to Tenant with the Landlord Work Substantially Complete (defined below). Landlord’s failure to Substantially Complete the Landlord Work by the Target Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement in the form attached as Exhibit D. If the Termination Date does not fall on the last day of a calendar month,

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Landlord and Tenant may elect to adjust the Termination Date to the last day of the calendar month in which Termination Date occurs by the mutual execution of a commencement letter agreement setting forth such adjusted date. The Landlord Work shall be deemed to be “Substantially Complete” on the latest of (i) the date that all Landlord Work has been performed and completed in all material respects in accordance with the final Plans (defined in Exhibit C attached hereto), other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises; and (ii) the date on which Landlord delivers to Tenant a Certificate of Substantial Completion for the Landlord Work issued by Landlord’s Architect (defined in Exhibit C attached hereto) on the form of AIA Document G704; and (iii) the date Landlord receives from the appropriate governmental authorities, with respect to the Landlord Work performed by Landlord or its contractors in the Premises, all approvals necessary for the occupancy of the Premises. If Landlord is delayed in the performance of the Landlord Work as a result of the acts or omissions of Tenant, the Tenant Related Parties (defined in Section 13) or their respective contractors or vendors, including, without limitation, changes requested by Tenant to approved Plans, Tenant’s failure to comply with any of its obligations under this Lease pertaining to the Landlord Work, or the specification, in any request by Tenant for any revision to the Plans pursuant to Section 3 of Exhibit C attached hereto, of any materials or equipment with long lead times (a “Tenant Delay”), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. Landlord shall use reasonable efforts to notify Tenant, orally or in writing, of any circumstances (including, without limitation, any long lead times required for any materials or equipment specified by Tenant) of which Landlord is aware that have caused or may cause a Tenant Delay, so that Tenant may take whatever action is appropriate to minimize or prevent such Tenant Delay. Notwithstanding the foregoing, if any Tenant Delay results from a revision to the Plans pursuant to Section 3 of Exhibit C attached hereto, then: (i) if Landlord knows of such Tenant Delay on the date on which Landlord notifies Tenant, pursuant to Section 3 of Exhibit C, of the net increased cost in the Landlord Work, if any, resulting from such revision to the Plans and fails to notify Tenant of such Tenant Delay on such date, then Tenant shall not be responsible for such Tenant Delay with respect to the period of time commencing on such date and ending on the date that Landlord notifies Tenant of such Tenant Delay; and (ii) if Landlord first acquires knowledge of such Tenant Delay after the date on which Landlord notifies Tenant, pursuant to Section 3 of Exhibit C, of the net increased cost in the Landlord Work, if any, resulting from such revision to the Plans and fails to notify Tenant of such Tenant Delay within 2 days after the date Landlord acquires knowledge of such Tenant Delay, then Tenant shall not be responsible for such Tenant Delay with respect to the period of time commencing 3 days after the date when Landlord acquires knowledge of such Tenant Delay and ending on the date that Landlord notifies Tenant of such Tenant Delay.

3.02 Subject to Landlord’s obligation to perform the Landlord Work as provided in Section 3.01 above and in Exhibit C, and except as otherwise expressly provided in this Section 3.02 below or elsewhere in this Lease, Tenant agrees that, by accepting possession of the Premises, Tenant shall be deemed to be accepting the Premises in its then “as is” condition and configuration, without any representations or warranties by Landlord, and to be agreeing that the Premises are then in good order and satisfactory condition. Notwithstanding the foregoing, Tenant’s acceptance of the Premises shall be subject to Landlord’s obligation to correct portions of the Landlord Work as set forth on a construction punch list prepared by Landlord and Tenant in accordance with the terms hereof. Within 15 days after Substantial Completion of the Landlord Work, Landlord and Tenant shall together conduct an inspection of the Premises and prepare a “punch list” setting forth any portions of the Landlord Work that are not in conformity with the Landlord Work as required by the terms of this Lease. Notwithstanding the foregoing, at the request of Landlord, such construction punch list shall be mutually prepared by Landlord and Tenant prior to the date on which Tenant first begins to move its furniture, equipment or other personal property into the Premises. Landlord, as part of the Landlord Work, shall use good faith efforts to correct all such items within a reasonable time following the completion of the punch list. Notwithstanding the first sentence of this Section 3.01, Landlord shall be responsible for the correction of any latent defects in the Landlord Work (including, without limitation, any material failure of the Landlord Work to comply with Applicable Laws, but excluding any such failure that is attributable to the fact that the Landlord Work conforms to the Plans) of which Tenant notifies Landlord in writing within 11 months after the Commencement Date. If Tenant takes possession of the Premises with Landlord’s permission before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease, except that Tenant shall not be required to pay Rent for any period of such possession before the Commencement Date. Subject to the terms of this Section 3.02, Landlord grants Tenant the right to enter the Premises, at Tenant’s sole risk, (i) following Landlord’s installation of the ceiling grid in the Premises and Landlord’s removal of all telecommunications and data cabling existing in the Premises as of the date hereof, solely for the purpose of installing Tenant’s telecommunications and data cabling in the Premises, and (ii) following installation of the carpeting in the Premises, solely for the purpose of installing equipment, furnishings and other personalty, but (iii) in each case not earlier than the date that Landlord estimates in good faith will occur 6 weeks before the Commencement Date. Landlord may withdraw such permission to enter the Premises prior to the Commencement Date at any time that Landlord reasonably determines that such entry by Tenant is

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causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is hampering or otherwise preventing Landlord from proceeding with the completion of the Landlord Work at the earliest possible date.

4. Rent.

4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes and business and occupation taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Tenant shall pay Landlord a one-time administration fee equal to 3% of each installment of past due Rent, provided that Tenant shall be entitled to a grace period of 5 Business Days for the first 2 late payments of Rent in a calendar year. In addition, past due Rent shall accrue interest at 12% per annum. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.02 Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.

5. Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Subject to Section 2 of Exhibit C attached hereto, Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations arise from Tenant’s use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant other than as expressly provided in the Preliminary Plans (defined in Section 2 of Exhibit C). “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9), provided that such other rules and regulations do not materially increase Tenant’s obligations or materially reduce Tenant’s rights hereunder or materially interfere with Tenant’s use of the Premises for the Permitted Use. The rules and regulations shall be generally applicable, and generally applied in the same manner, to all office tenants of the Building.

Landlord shall, at Landlord’s expense (except to the extent properly included in Expenses pursuant to Exhibit B), cause the Base Building and the Common Areas to comply with all applicable Laws (including, without limitation, the ADA) to the extent that (i) such compliance is necessary in order for Tenant to use the Premises for the purposes permitted hereunder in a normal and customary manner and for Tenant’s employees and visitors to have reasonably safe access to and from the Premises, or (ii) Landlord’s failure to cause such compliance would impose liability upon Tenant under applicable Law; provided, however, that Landlord shall not be obligated to cause such compliance to the extent that any non-compliance (i) is caused or triggered by any of the matters that are Tenant’s responsibility under any provision of this Lease, including, without limitation, the preceding paragraph or Section 9 below, or (ii) arises under any provision of the ADA other than Title III thereof. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment, provided that if Landlord elects not to contest any alleged violation, Landlord will promptly make all repairs, additions, alterations or improvements necessary to comply with the notice of violation. Landlord represents and warrants to Tenant that, as of the date hereof, Landlord has not received written notice from any governmental agency that the Building is in violation of the ADA.

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6. Security Deposit.

The Security Deposit, if any, shall be delivered to Landlord in accordance with Section 1(f) of Exhibit F attached hereto and shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Default (defined in Section 18) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall, within 5 days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee of title to the Premises and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit provided that such successor or transferee assumes in writing Landlord’s obligations hereunder with respect to the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7. Building Services.

7.01 Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building restrooms, any restrooms and break rooms located in the Premises, and the room identified in the Preliminary Plans as the “pharmacy”; (b) heat and air conditioning in season during Building Service Hours as necessary to maintain the Premises (other than the Separate Electrical/HVAC Areas (defined in Section 7.04 below)) at a comfortable temperature consistent with other class “A” office buildings (provided, however, that Landlord shall not be liable for any failure to maintain such temperature to the extent such failure results from (i) any density of occupancy within the Premises that (x) exceeds the occupancy-density level that is customary for general office use in class “A” office buildings, and (y) is not expressly provided for in the Plans, (ii) any use of heat-generating equipment in concentrations or quantities in excess of the average concentrations and quantities customarily associated with general office use in class ”A” office buildings, or (iii) Tenant’s failure to keep the window coverings in the Premises closed during periods when the Premises are exposed to direct sunlight). Tenant shall have the right to receive HVAC service (other than for the Separate Electrical/HVAC Areas) during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service (which charge is $24.00 per hour per floor as of the date of this Lease and shall not be increased during the Term except to the extent of any increases in Landlord’s cost therefor) and providing such prior notice as is reasonably specified by Landlord; (c) standard janitorial service on Business Days; (d) elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards; and (g) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

7.02 Electricity used by Tenant in the Premises shall be paid for by Tenant through inclusion in Expenses, except as otherwise provided (a) in this Section 7.02 or elsewhere in this Lease with respect to excess usage, (b) in Section 7.04 below, or (c) in Section 8 of Exhibit F attached hereto. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity or overall load, the electrical standard for the Building. Except with respect to the Separate Electrical/HVAC Areas (in which areas electrical usage shall be measured in accordance with Section 7.04 below), Landlord shall have the right to measure electrical usage by commonly accepted methods. For purposes hereof, the “electrical standard” for the Building is: (i) a design load of 1.0 watts per square foot of net usable floor area for all building standard overhead lighting located within the Premises which requires a voltage of 480/277 volts; and (ii) a connected load of 4.0 watts per square foot of net usable area for all equipment located and operated within the Premises which requires a voltage of 120/208 volts single phase or less, it being understood that electricity required to operate the Base Building HVAC system is not included within or deducted from such 4.0 watts per square foot described in this clause (ii). If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord for the actual cost of such excess electrical usage at the rates charged by the utility provider as Additional Rent.

7.03 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the

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obligation to fulfill any covenant or agreement. Without limiting the preceding sentence or Section 7.01 above, in the event of any Service Failure that has a material adverse impact on Tenant’s business and is within Landlord’s reasonable control to cure, Landlord shall use commercially reasonable efforts to cure the same. In addition, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 3 consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

7.04 (a) Electricity consumed in the portions of the Premises identified in the Preliminary Plans as the “server room,” the “UPS room,” and the “test/stage lab” (collectively, the “Separate Electrical/HVAC Areas”) shall be paid for by Tenant, by separate charge billed by the applicable utility company, and, at Landlord’s option, either: (i) directly to the applicable utility company, or (ii) to Landlord (in which event Landlord shall pay the applicable utility company).

(b) Tenant, at Tenant’s sole cost and expense: (i) shall install supplemental HVAC units to provide the sole source of heat, ventilation and air conditioning to the Separate Electrical/HVAC Areas, and (ii) may (but shall not be obligated to) install supplemental HVAC units to provide a supplemental source of heat, ventilation and air conditioning to the portions of the Premises identified on the Preliminary Plans as the “customer care department” and the “NOC Room” (collectively, the “Redundant HVAC Areas”), and, in each case, shall connect such supplemental HVAC Units (collectively, the “Supplemental HVAC Units”) to Landlord’s condenser water loop at Tenant’s sole cost and expense. Notwithstanding anything contained to the contrary herein: (1) in no event shall the Supplemental HVAC Units exceed (a) 66 tons for floor 12, (b) 79 tons for the entire initial Premises described in Exhibit A-1, or (c) 10 tons per floor (as appropriately prorated for any partial floors) for any portions of the Premises other than the initial Premises described in Exhibit A-1; and (2) in no event shall the Supplemental HVAC Units that are in operation at any one time exceed (a) 36 tons for floor 12, or (b) 49 tons for the entire initial Premises described in Exhibit A-1. The Supplemental HVAC Units shall be water-cooled units, and in no event shall Tenant be permitted to install air-cooled supplemental HVAC units. Notwithstanding anything to the contrary contained herein, Tenant shall not be permitted to install more than 7 Supplemental HVAC Units for floor 12, or more than 5 Supplemental HVAC Units for any other floor (in each case as appropriately prorated for any partial floor in the Premises). Tenant shall pay to Landlord both a one-time installation fee (in the amount of $257.97 per ton) and a monthly use fee (in the amount of $16.35 per ton per month) for each of the Supplemental HVAC Units to be connected to Landlord’s condenser water loop. All fees shall be payable by Tenant to Landlord within 30 days after billing by Landlord. The manner in which Tenant connects the Supplemental HVAC Units to Landlord’s condenser water loop, including, without limitation, the routing of any water lines, shall be subject to Landlord’s prior written approval. Tenant shall be responsible for the cost of purchasing and installing a submeter to measure electricity consumed in connection with the Supplemental HVAC Units (other than any such electricity produced by the Generator (defined in Section 8 of Exhibit F attached hereto) (“Tenant-Generated Electricity”)); provided, however, that such measurement shall be required with respect to the Redundant HVAC Areas only after Building Service Hours. Electricity consumed during Building Service Hours in connection with the Supplemental HVAC Units serving the Redundant HVAC Areas (other than Tenant-Generated Electricity) shall be included in Expenses except to the extent that such electrical consumption, when taken together with the balance of the electrical consumption in the Redundant HVAC Areas, exceeds the electrical standard for the Building. Except only as provided in the immediately preceding sentence, all electricity consumed in connection with the Supplemental HVAC Units (other than Tenant-Generated Electricity) shall be paid for by Tenant, by separate charge billed by the applicable utility company, and, at Landlord’s option, either: (i) directly to the applicable utility company, or (ii) to Landlord (in which event Landlord shall pay the applicable utility company).

7.05 If, pursuant to any revision to the Plans, a shutoff valve is installed for the potable water system located on the 14th floor of the Building, then, in the case of any leakage from such system, Tenant shall be permitted access to, and may close, such valve without the prior consent of (but with reasonably prompt notice to) Landlord.

8. Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove (a) any Cable (defined in Section 9.01) installed by or for the benefit of Tenant, and (b) any Landlord Work or Alterations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as

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“Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to commence and continue performance of such removal so that the Required Removables shall be removed as of the Termination Date, Landlord may perform such removal at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration is a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration are Required Removables. Notwithstanding the foregoing, neither the improvements existing in the Premises as of the date hereof nor any portion of the Landlord Work shown on the Preliminary Plans shall be deemed a Required Removable, except for the following: Cable, the FM-200 system, and all Supplemental HVAC Units (back to the original condition existing before installation).

9. Repairs and Alterations.

9.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Except for any maintenance and repairs that are Landlord’s express responsibility under this Lease (including, without limitation, under Section 3.02 above), Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises and keep the Premises in good condition and repair, reasonable wear and tear and any damage caused by Landlord, Casualty (as defined in Section 16.01 below) or condemnation excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant (including, without limitation, the Supplemental HVAC Units); and (g) Alterations. To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although Landlord’s notice shall not be required to precede the repairs in an emergency in which immediate repairs are required to avoid an imminent threat of personal injury or material property damage and cannot or would not be made by Tenant), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

9.02 Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) foundation and structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations in an amount equal to (a) 10% of the cost of such non-Cosmetic Alterations if such cost does not exceed $5,000.00; (b) 7.5% of the cost of such non-Cosmetic Alterations if such cost exceeds $5,000.00 but does not exceed $50,000.00; and (c) 5% of the cost of such Non-Cosmetic Alterations if such cost exceeds $50,000.00. Upon completion, Tenant shall furnish “as-built” plans for non-Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

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10. Entry by Landlord.

Subject to the provisions of this Section 10, Landlord may enter the Premises (a) to inspect or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building, or (b) during the last 12 months of the Term, to show the Premises to prospective new tenants. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry (including, without limitation, notice of the names of the person(s) who will perform such entry and of the affiliation(s) of such person(s) with Landlord or any contractor(s) of Landlord) and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises and Tenant shall be entitled to have an employee of Tenant accompany the person(s) entering the Premises, provided that Tenant shall make such employee available at the time Landlord or such other party desires to enter the Premises (provided further that Landlord shall provide Tenant with at least 24 hours’ prior verbal notice before showing the Premises to prospective new tenants). If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent. Notwithstanding the foregoing, except in emergency situations as reasonably determined by Landlord, Landlord shall exercise reasonable efforts not to unreasonably interfere with the conduct of the business of Tenant in the Premises. If, as a result of Landlord’s entry into the Premises pursuant to this Section 10, Landlord acquires knowledge of any information that constitutes a trade secret of Tenant or any information pertaining to Tenant’s customers that Tenant is required to keep confidential under applicable privacy Laws, Landlord shall not, with actual knowledge that such information constitutes such a trade secret or is subject to such privacy Laws, intentionally disclose, or intentionally and actively cause its employees or contractors to disclose, such information to any third parties, except to the extent, if any, that such disclosure is, in Landlord’s reasonable judgment, required by applicable Law.

11. Assignment and Subletting.

11.01 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the entity which controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Any attempted Transfer in violation of this Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.

11.02 Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 15 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of an assignment of this Lease (other than pursuant to a Permitted Transfer) or subletting (other than pursuant to a Permitted Transfer) of more than 20% of the Rentable Square Footage of the Premises for more than 50% of the remaining Term (excluding unexercised options), recapture the portion of the Premises that Tenant is proposing to Transfer. Notwithstanding the foregoing, Tenant, within 5 days after receipt of Landlord’s notice of intent to terminate, may withdraw its request for consent to the Transfer. In that event, Landlord’s election to terminate the Lease shall be null and void and of no force and effect. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any Permitted Transfer or requested Transfer.

11.03 Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within 30 days after Tenant’s receipt of the excess. Before paying any portion of such excess to Landlord, Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

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11.04 Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate (and, so long as Tenant is drugstore.com, inc., Tenant may sublease all or a portion of the Premises to The drugstore.com Foundation, a wholly owned subsidiary of drugstore.com, Inc.) without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; (c) the Permitted Use does not allow the Premises to be used for retail purposes; and (d) Tenant shall give Landlord written notice at least 15 Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.

11.05 Notwithstanding anything in this Section 11 to the contrary, from time to time during the Term Tenant may permit one or more of its service providers or product suppliers (each, an “Approved User”) to occupy space within the Premises without Landlord’s prior written consent, provided that: (a) with respect to each such Approved User: (i) such permission shall be documented by means of an Occupancy Agreement (as defined below); (ii) a copy of the Occupancy Agreement and any related documentation shall be provided to Landlord at least 10 days before the Approved User begins occupying any portion of the Premises, and a copy of any amendment to the Occupancy Agreement shall be provided to Landlord within 5 days after its mutual execution and delivery; (iii) Tenant shall not separately demise such space and the Approved User shall utilize, in common with Tenant, one common entryway to the Premises as well as customarily shared central-office services such as reception and photocopying; (iv) during the term of the Occupancy Agreement, the Approved User shall use the Premises for the principal purpose of providing services or products to Tenant and uses reasonably related thereto; (v) the Approved User shall not transfer the Occupancy Agreement, or otherwise grant any right to occupy any portion of the Premises, to any other party without the prior written consent of both Tenant and Landlord (which consent of Landlord may be withheld in Landlord’s sole and absolute discretion); (b) at no time shall Tenant permit Approved Users to occupy, in the aggregate, more than five percent (5%) of the rentable square footage of the Premises; and (c) at no time shall Tenant enter into any Sublease (as defined below) except in accordance with the provisions of Sections 11.01 through 11.04 above. As used herein, “Occupancy Agreement” means a written agreement between Tenant and an Approved User which: (x) grants to the Approved User a right to occupy a portion of the Premises and describes such right with reasonable specificity (including, without limitation, by expressly stating whether such agreement is intended to create a license or a sublease); and (y) expressly requires the Approved User to assume, with respect to and for the benefit of Landlord, all of the indemnity and insurance obligations of Tenant under this Lease with respect to the portion of the Premises to be occupied by the Approved User pursuant to such agreement (provided that this clause (y) shall not apply to any such agreement, other than a Sublease, that prohibits the Approved User from occupying any portion of the Premises for more than twenty (20) hours per calendar week). As used herein, “Sublease” means an Occupancy Agreement which refers to itself as a “lease” or “sublease”, purports to “lease” or “sublease” space within the Premises to the Approved User, or otherwise grants, or purports to grant, to the Approved User a right to possess any portion of the Premises (as distinguished from a mere license or lesser right to use such portion of the Premises without the right to exclude Tenant therefrom). If any Approved User occupies any portion of the Premises as described herein, it is agreed that (i) Tenant shall cause such Approved User to comply with all provisions of this Lease, and a default by such Approved User shall be deemed a default by Tenant under this Lease, subject to the notice and cure provisions applicable to Tenant hereunder; (ii) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to such Approved User; (iii) in no event shall this Section 11.05 or any occupancy of any portion of the Premises by such Approved User be deemed to release or relieve Tenant from any of its obligations under this Lease; (iv) such Approved User and its employees, contractors and invitees visiting or occupying space in the Premises shall be deemed licensees of Tenant for purposes of Tenant’s indemnification obligations in Section 13; (v) the applicable Occupancy Agreement shall be subject and subordinate to the terms of this Lease; and (vi) in no event shall this Section 11.05 or the occupancy of any portion of the Premises by such Approved User be deemed to create a landlord/tenant relationship or (except to the extent of such Approved User’s assumption, pursuant to the Occupancy Agreement, of certain indemnity and insurance obligations of Tenant as expressly provided above) any other contractual relationship between Landlord and such Approved User, and, in all instances, Tenant shall be considered the sole tenant under this Lease notwithstanding the occupancy of any portion of the Premises by such Approved User.

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12. Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 10 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

13. Indemnity and Waiver of Claims.

Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties not acting as agent for Landlord or under contract to provide services to Landlord at the Building, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. Notwithstanding the foregoing, except as provided in Section 15 to the contrary, Tenant shall not be required to waive any claims against Landlord (other than for loss or damage to Tenant’s business) where such loss or damage is due to the negligence or willful misconduct of Landlord or any Landlord Related Parties. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord or the Landlord Related Parties.

14. Insurance.

Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (b) Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence (provided that if this coverage is unavailable from the Worker’s Compensation carrier or applicable State Fund, a “Stop Gap Liability” endorsement to the Commercial General Liability Policy is acceptable). Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the managing agent for the Building (or any successor), EOP Operating Limited Partnership, Equity Office Properties Trust and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear. Tenant shall give, or shall cause its insurer(s) to give, Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

Landlord shall maintain the following insurance (“Landlord’s Insurance”), the premiums of which will be included in Expenses: (1) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at

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least $2,000,000.00; (2) All Risk Property Insurance on the Building at replacement cost value; (3) Worker’s Compensation insurance as required by the state in which the Building is located and in amounts as may be required by applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing Landlord’s Insurance shall have an A.M. Best rating of not less than A-VIII. Landlord shall provide Tenant with one or more certificates of insurance evidencing Landlord’s Insurance (a) prior to the Commencement Date, and (b) thereafter before the expiration of the insurance certificate previously delivered by Landlord to Tenant (but only after specific written request from Tenant delivered not earlier than 45 days before such expiration).

15. Subrogation.

Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

16. Casualty Damage.

16.01 If all or any portion of the Premises becomes untenantable by fire, earthquake or other casualty to the Premises, including, without limitation, a casualty to the Premises resulting from an act of terrorism (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 180 days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the gross negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) each of the following conditions exists: (a) the Premises have been materially damaged by Casualty; (b) there is less than 1 year of the Term remaining on the date of the Casualty; and (c) either (i) such damage cannot reasonably be repaired within 60 days after receipt of the Completion Estimate, or (ii) less than 6 months of the Term would remain after expiration of such 60-day period; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building occurs. In addition, Tenant shall have the right to terminate this Lease if: (a) a substantial portion of the Premises has been damaged by Casualty and such damage cannot reasonably be repaired within 60 days after receipt of the Completion Estimate; (b) each of the following conditions exists: (i) there is less than 1 year of the Term remaining on the date of the Casualty; and (ii) either (x) such damage cannot reasonably be repaired within 60 days after receipt of the Completion Estimate, or (y) less than 6 months of the Term would remain after expiration of such 60-day period; (c) the Casualty was not caused by the gross negligence or willful misconduct of Tenant or its agents, employees or contractors; and (d) Tenant provides Landlord with written notice of its intent to terminate within 45 days after the date on which Landlord provides Tenant with the Completion Estimate.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas consistent with the overall design and finish of the Building and deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

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17. Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

18. Events of Default.

Each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 5 Business Days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 20 days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within 20 days, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as Tenant begins the cure within 20 days and diligently pursues the cure to completion; (c) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) the leasehold estate is taken by process or operation of Law; or (e) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property or under the Sunset North Sub-Sublease (defined in Section 7 of Exhibit F attached hereto). If (a) Landlord, on 3 separate occasions during any 12-month period, provides Tenant with notice of Tenant’s breach of any specific non-monetary provision of this Lease; (b) Tenant’s breach of such provision materially and adversely affects any of the Building’s occupants or visitors or any of Landlord’s employees, agents or contractors; (c) Tenant fails to use its best efforts to prevent the recurrence of the breach of such provision (including, without limitation, by terminating the employment of any employee of Tenant who has repeatedly caused Tenant to breach such provision), and (d) Tenant subsequently breaches such provision within 12 months after the date of the 3rd such notice to Tenant, then such subsequent violation of such provision shall, at Landlord’s option, be an immediate Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

Landlord shall be in default under this Lease if (i) Landlord fails to perform any of its obligations hereunder and said failure continues for a period of 20 days after written notice thereof from Tenant to Landlord (provided that if such failure cannot reasonably be cured within said 20 day period, Landlord shall be in default hereunder only if Landlord fails to commence the cure of said failure within said 20 day period, or having commenced the curative action within said 20 day period, fails to diligently pursue the same), and (ii) each Mortgagee (as defined in Section 23) of whose identity Tenant has been notified in writing shall have failed to cure such default within 20 days after written notice thereof from Tenant to such Mortgagee (provided that if such default cannot reasonably be cured within said 20 day period, Landlord shall be in default hereunder only if such Mortgagee fails to commence the cure of said default within said 20 day period, or having commenced the curative action within said 20 day period, fails to diligently pursue same).

19. Remedies.

19.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by

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Landlord in reletting or attempting to relet the Premises, including, without limitation, reasonable legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b) Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.

19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease.

19.03 Landlord agrees to use reasonable efforts to mitigate damages; provided, however, that Landlord shall not be required to relet the Premises in preference to any other space in the Building or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Section 11 above. In the event of a default by Landlord under this Lease, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such default and Tenant may pursue any and all remedies available to it at law or in equity, provided, however, in no event shall Tenant claim a constructive or actual eviction or that the Premises have become unsuitable or unhabitable prior to a default and failure to cure by Landlord and its Mortgagee under this Lease and, further provided, in no event shall Tenant be entitled to receive more than its actual direct damages, it being agreed that Tenant hereby waives any claim it otherwise may have for special or consequential damages.

19.04 Except as otherwise expressly provided herein: (a) no right or remedy of Landlord or Tenant shall be exclusive of any other right or remedy, and (b) each right and remedy set forth herein shall be cumulative and in addition to any other right and remedy now or subsequently available at Law or in equity.

20. Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. FOR PURPOSES HEREOF, “INTEREST OF LANDLORD IN THE PROPERTY” SHALL INCLUDE RENTS DUE FROM TENANTS, INSURANCE PROCEEDS, AND PROCEEDS FROM CONDEMNATION OR EMINENT DOMAIN PROCEEDINGS (PRIOR TO THE DISTRIBUTION OF SAME TO ANY PARTNER OR SHAREHOLDER OF LANDLORD OR ANY OTHER THIRD PARTY).

21. [Intentionally Omitted.]

22. Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 125%

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of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

23. Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease by virtue of the foreclosure of any Mortgage or transfer in lieu thereof; provided, however, that, unless otherwise agreed by Tenant in writing, Tenant shall not be required to so attorn to such successor unless such successor agrees to be bound by the obligations of the Landlord under this Lease which arise after such foreclosure or other transfer; provided further, however, that such successor shall not be required, as a condition to such attornment obligation of Tenant, to agree to be (a) bound by any payment of the Base Rent, Additional Rent, or other sum due under this Lease for more than 1 month in advance; (b) liable for (i) any act or omission or warranties of any prior landlord (including Landlord), (ii) the breach of any warranties or obligations relating to construction of improvements on the Property or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any security deposit or letter of credit, except to the extent such security deposit or letter of credit has been received by such successor; or (c) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord). Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any known defaults and the amount of Rent that is due and payable. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord’s then current Mortgagee on such Mortgagee’s then current standard form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Upon request of Landlord, Tenant will execute the Mortgagee’s form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

Notwithstanding the foregoing in this Section 23 to the contrary, as a condition precedent to the future subordination of this Lease to a future Mortgage, Landlord shall be required to provide Tenant with a non-disturbance, subordination, and attornment agreement in favor of Tenant from any Mortgagee who comes into existence after the Commencement Date. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in Default under the Lease, its right to possession and the other terms of the Lease shall remain in full force and effect. Such non-disturbance, subordination, and attornment agreement may include other commercially reasonable provisions in favor of the Mortgagee, including, without limitation, the same amounts of time, after written notice to the Mortgagee, as the Landlord has hereunder to cure defaults of the Landlord, and may provide that (a) neither Mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Base Rent, Additional Rent, or other sum due under this Lease for more than 1 month in advance or (ii) any amendment or modification of the Lease made without the express written consent of Mortgagee or any successor-in-interest (except for any amendment or modification that Landlord is required to enter into pursuant to the terms hereof); (b) neither Mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord), (ii) the breach of any warranties or obligations relating to construction of improvements on the Property or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any security deposit or letter of credit, except to the extent such security deposit or letter of credit has been received by Mortgagee; and (c) neither Mortgagee nor any successor-in-interest shall be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord).

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24. Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25. Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage caused by Landlord, Casualty or condemnation or which Landlord is otherwise obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within 5 Business Days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the reasonable expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

26. Miscellaneous.

26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Landlord and Tenant each represents and warrants to the other that it has full right and authority to enter into this Lease and is not executing this Lease on behalf of an undisclosed principal; that each individual executing this Lease on behalf of such party is authorized to do so on behalf of such party; that such execution by such individual binds such party; and that such party is not, and the entities or individuals constituting such party or which may own or control such party or which may be owned or controlled by such party are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). Notwithstanding the foregoing, no obligation of Landlord or Tenant hereunder shall be excused or diminished pursuant to this Section 26.03 by virtue of (x) any failure of such party to obtain the approval or consent of any other party to such party’s entering into this Lease, or (y) any conflict between such obligation and any agreement between such party and any other party.

26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any obligations hereunder that accrue after such transfer (but not from obligations that accrued before such transfer) and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, and to attorn to such successor in interest, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

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26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option.

(a) Tenant represents that it has dealt directly with and only with Tenant’s Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

(b) Agency Disclosure. At the signing of this Lease, Landlord’s leasing agents, Jason Furr and John Black of Broderick Group, Inc. and Don Matt of Equity Office Properties Management Corp. represented (X) Landlord, (            ) Tenant, or (            ) both Landlord and Tenant. At the signing of this Lease, Tenant’s agent, Geoff Boguch of Colliers International, represented (            ) Landlord, (            ) Tenant, or (            ) both Landlord and Tenant. Each party signing this document confirms that the prior oral and/or written disclosure of agency was provided to such party in this transaction, as required by RCW 18.86.030(1)(g).

(c) Landlord and Tenant, by their execution of this Lease, each acknowledge and agree that they have timely received a pamphlet on the law of real estate agency as required under RCW 18.86.030(1)(f).

26.06 Time is of the essence with respect to the performance of the obligations of the parties to this Lease, and with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.07 Subject to the terms of this Lease, and provided Tenant pays the Rent and fully performs all of its covenants and agreements, Tenant may peacefully have, hold and enjoy the Premises, and Landlord shall protect and defend Tenant against any claims asserted by parties claiming through, by or under Landlord that would challenge or disturb Tenant’s peaceful and quiet enjoyment of the Premises. This covenant shall be binding upon Landlord and its successors only with respect to its or their respective periods of ownership of the Building, but shall survive the termination of such periods of ownership with respect to events or conditions occurring or existing during such periods of ownership.

26.08 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

26.09 Landlord represents and warrants to Tenant that Landlord owns the Building.

26.10 Nothing contained in this Lease shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent or partnership or of joint venture between the parties, it being understood and agreed that the sole relationship between the parties is that of Landlord and Tenant.

26.11 This Lease has been mutually negotiated with the opportunity for both parties to seek the assistance of independent legal counsel and shall not be construed against either party.

26.12 No express or implied waiver of any default shall in any way be or be construed to be a waiver of any future or subsequent default. The written waiver by the non-defaulting party of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained.

26.13 All sums herein mentioned shall be conclusively deemed to refer to the lawful currency of the United States.

26.14 This Lease shall not be effective or binding upon any party until fully executed and delivered by both parties hereto.

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Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

		By:	/s/ M. Patrick Callahan
M. Patrick Callahan Regional Vice President – Seattle Region

TENANT:

DRUGSTORE.COM, INC., a Delaware corporation

By:	/s/ Robert A. Barton
Name:	Robert A. Barton
Title:	CFO, Acting CEO

Tenant’s Tax ID Number (SSN or FEIN): 04-3416255

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LANDLORD ACKNOWLEDGMENT

STATE OF         Washington)

COUNTY OF      King          )ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that M. Patrick Callahan, personally known to me to be the Regional Vice President – Seattle Region of Equity Office Properties Trust, a Maryland real estate investment trust, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer of said entity being authorized so to do, (s)he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself/herself as such officer, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.

GIVEN under my hand and official seal this 17 day of August, 2004.

/s/ signature illegible
Notary Public

My Commission Expires: 9-19-04

TENANT ACKNOWLEDGMENT

STATE OF         Washington)

COUNTY OF      King          )ss:

On this the 16th day of August, 2004, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared Robert Barton known to me to be Acting CEO/CFO of drugstore.com, inc., a Delaware corporation, one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Jeffrey J. Kimmell
Notary Public

My Commission Expires: 10/24/2007

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EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES

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EXHIBIT A-2

LEGAL DESCRIPTION

THAT CERTAIN LEASEHOLD ESTATE ON THE FOLLOWING DESCRIBED REAL PROPERTY CREATED BY LEASE:

MEMORANDUM OF LEASE:

LESSOR:	Puget Sound Power & Light Company, a Washington corporation
LESSEE:	One Bellevue Center, Ltd., a Washington limited partnership
DATED:	March 1, 1982
RECORDED:	March 3, 1982
RECORDING NO.:	8203030246

THE LEASE WAS AMENDED BY INSTRUMENT:

RECORDED:	April 20, 1982, February 3, 1984, June 8, 1984, December 5, 1994, September 25, 1996 and September 30, 1996
RECORDING NO.:	8204200678, 8402030552, 8406080934, 9412051111, 9609250539, 9609251185, 9609301918 and 9609301919

Lessor’s interest in the lease was assigned by instrument.

Assignee:	John C. Baldwin and James C. McIntosh, Trustees of the Trust created by Article Eighth of the Last Will and Testament as amended by codicils thereto, of Harold K.L. Castle, deceased, as to an undivided 51.5392878% interest; John C. Baldwin and James C. McIntosh, Trustees of the Trust created by the unrecorded Trust Agreement dated August 5, 1974, made by Alice Hedeman Castle, as Settlor, and James C. Castle, as Individual Trustee, as amended by unrecorded agreements dated May 15, 1976 and January 25, 1978, as to an undivided 41.8791070% interest and Castle Family Limited Partnership, a Hawaii limited partnership as to an undivided 6.5816052% interest.
Recording No.:	9505300820, 9609301920, 9609301921, 9710030792, 971030796, 9710030797 and 9710030798

Lessee’s interest in the lease was assigned by instrument.

Assignee:	EOP-Northwest Properties, L.L.C., a Delaware limited liability company
Recording No.:	8203030249, 8203030251, 9412051121, 9412051122, 9412051123 and 9512281531 and 9712190951, 9712190952 and 9712190953.

PARCEL A:

LOT 1 OF SHORT PLAT NO. 81-08-R, ACCORDING TO THE SHORT PLAT RECORDED UNDER KING COUNTY RECORDING NO. 8201069002;

EXCEPT THOSE PORTIONS CONVEYED TO THE CITY OF BELLEVUE FOR ROAD AND OTHER PUBLIC PURPOSES BY DEED RECORDED UNDER RECORDING NO. 8307191260;

SITUATE IN THE CITY OF BELLEVUE, COUNTY OF KING, STATE OF WASHINGTON.

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PARCEL B:

AN EASEMENT FOR INGRESS AND EGRESS OVER THAT PORTION OF LOT 2, AS DELINEATED ON CITY OF BELLEVUE SHORT PLAT NO. 81-08-R, RECORDED UNDER RECORDING NO. 8201069002 (AS AMENDED BY INSTRUMENT RECORDED UNDER RECORDING NO. 820204-368) IN KING COUNTY, WASHINGTON, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF LOT 2 IN SAID SHORT PLAT;

THENCE NORTH 01º11’05” EAST 285.52 FEET TO THE NORTHWEST CORNER OF LOT 1 IN SAID SHORT PLAT;

THENCE NORTH 88º46’31” WEST 25.00 FEET;

THENCE SOUTH 01º11’05” WEST, BEING PARALLEL TO AND 25.00 FEET WEST OF THE WEST LINE OF LOT 1 IN SAID SHORT PLAT, A DISTANCE OF 285.52 FEET, MORE OR LESS, TO THE SOUTH LINE OF LOT 2 IN SAID SHORT PLAT;

THENCE SOUTH 88º51’21” EAST, ALONG THE SOUTH LINE OF LOT 2 IN SAID SHORT PLAT, A DISTANCE OF 25.00 FEET, MORE OR LESS, TO THE TRUE POINT OF BEGINNING;

EXCEPT THOSE PORTIONS OF SAID EASEMENT PROPERTY CONVEYED TO THE CITY OF BELLEVUE BY INSTRUMENTS RECORDED UNDER RECORDING NOS. 8711091255 AND 8711091256.

SITUATE IN THE CITY OF BELLEVUE, COUNTY OF KING, STATE OF WASHINGTON.

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EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”), and DRUGSTORE.COM, INC., a Delaware corporation (“Tenant”), for space in the Building located at 411 108th Avenue NE, Bellevue, Washington 98004 commonly known as One Bellevue Center. Capitalized terms used but not otherwise defined herein shall have the meanings given in the Lease.

1. Payments.

1.01 Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined below) for each calendar year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses or Taxes in any calendar year decrease below the amount of Expenses or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses or Taxes, as the case may be, for that calendar year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and Tax Excess. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate.

1.02 As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess (including, without limitation, any adjustment of Base Year Expenses made pursuant to Section 2.01 below) and the actual Taxes and Tax Excess for the prior calendar year. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess or actual Tax Excess, as the case may be, for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year.

2. Expenses.

2.01 “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation, the following items to the extent they are attributable to the Property: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits, prorated to reflect the portion of such employees’ time spent on matters relating to the Building; (b) management fees (however, in no event shall the management fees for the Building (expressed as a percentage of gross receipts for the Building) exceed (or, in the Base Year, be less than) the prevailing market management fees (expressed as a percentage of gross receipts), for comparable third party management companies offering comparable management services in office buildings similar to the Building in class, size, age and location); (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Building security

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systems (as distinguished from increasing the number of security personnel) or otherwise improve the operating efficiency of the Property; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of any capital improvement shall be amortized by Landlord over its Useful Life (defined below); provided, however, that if such capital improvement results in a cost savings, then its cost shall be amortized by Landlord over the lesser of its Useful Life or its Payback Period (defined below); provided further, however, that if the cost of such capital improvement is included in Expenses pursuant to clause (i)(1) of the preceding sentence on the grounds that it is performed primarily to reduce current or future operating expense costs or otherwise improve the operating efficiency of the Property (and not pursuant to any other provision hereof), then the cost of such capital improvement shall be amortized by Landlord over the greater of its Useful Life or its Payback Period. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Useful Life” means, with respect to any capital improvement, the actual useful life of such capital improvement as reasonably determined by Landlord. “Payback Period” means, with respect to any capital improvement, the reasonably estimated period of time that it takes for the cost savings resulting from such capital improvement to equal the total cost of such capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease, subject to clause (j) of Section 2.02 below. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

If, during any calendar year subsequent to the Base Year, Landlord incurs any category of Expense (including, without limitation, premiums for any category of insurance) for a period of time that is longer or shorter than that, if any, for which Landlord incurred such category of Expense during the Base Year, then, for purposes of determining the Expense Excess for such calendar year, Expenses for the Base Year shall be increased or decreased, as appropriate, so that the total amount of Expenses for the Base Year is equal to what it would have been if Landlord had incurred such category of Expense for exactly the same period of time during the Base Year as Landlord incurred such category of Expense during such subsequent calendar year (and all other components of Expenses for the Base Year had remained the same). For purposes of the preceding sentence, time periods shall be measured in days in a 365-day year, and the shortest possible “period of time” shall be deemed to be zero days. For purposes of this paragraph, if, during any calendar year subsequent to the Base Year, Landlord provides a particular service to tenants of the Building at a level of quality that is materially greater or less than the level of quality at which Landlord provided such service during the Base Year (for instance, if the frequency of janitorial service provided during such calendar year is materially greater or less than the frequency of janitorial service provided during the Base Year), then the Expense, if any, associated with the incremental difference in quality between such levels of service, as determined in good faith by Landlord, shall be deemed a “category of Expense” separate from the Expense associated with the lower-quality of such two levels of service.

Landlord’s represents and warrants to Tenant that, as of the date of this Lease, Landlord’s estimate of Expenses for calendar year 2004 is $8.26 per rentable square foot. Landlord makes no representation or warranty as to the accuracy or reasonableness of such estimate except that it has been made by Landlord in good faith.

2.02 Expenses shall not include:

(a)	the cost of capital improvements (except as set forth above);

(b)	depreciation; principal payments of mortgage and other non-operating debts of Landlord;

(c)	the cost (other than deductible payments as detailed in Section 2.01 above) of repairs for which Landlord is responsible under Sections 16 and 17 of the Lease;

(d)	costs in connection with leasing space in the Building, including brokerage commissions;

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(e)	lease concessions, rental abatements and construction allowances granted to specific tenants;

(f)	costs incurred in connection with the sale, financing or refinancing of the Building;

(g)	fines, interest and penalties incurred due to the late payment of Taxes or Expenses;

(h)	organizational expenses associated with the creation and operation of the entity which constitutes Landlord;

(i)	any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases;

(j)	sums (other than management fees, it being agreed that the management fees included in Expenses are as described in Section 2.01(b) above) paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience;

(k)	any fines, penalties, interest or other liabilities resulting from the negligence or willful misconduct of the Landlord or the Landlord Related Parties;

(l)	advertising and promotional expenditures;

(m)	Landlord’s charitable and political contributions;

(n)	ground lease rental;

(o)	attorney’s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building;

(p)	the cost or expense of any utilities or other services or benefits provided or available to other tenants in the Building and not provided or available to Tenant;

(q)	any costs of purchasing or leasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building);

(r)	any expenses for which Landlord has received actual reimbursement (other than through Expenses) (Landlord agrees to use commercially reasonable efforts to obtain any such reimbursement from appropriate parties);

(s)	costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building or Property or in any alterations or improvement to the premises of any tenant in the Building constructed by Landlord;

(t)	expenses for the replacement of any item covered under warranty, unless Landlord has not received payment under such warranty and it would not be fiscally prudent to pursue legal action to collect on such warranty;

(u)	fines or penalties incurred as a result of violation by Landlord or any Landlord Related Parties of any applicable Laws;

(v)	any amounts against which Landlord has agreed to indemnify Tenant under this Lease; or

(w)	insurance deductibles other than (i) earthquake insurance deductibles up to 5% of the total insurable value of the Property per occurrence, and (ii) any other insurance deductibles up to $100,000.00 per occurrence.

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2.03 If at any time during a calendar year the Building is not at least 95% occupied or Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building. If Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined in such manner. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3. “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, current installments of assessments for special improvement districts and building improvement districts, governmental charges, fees and current installments of assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all commercially reasonable costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any such costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, business and occupation, capital levy, transfer, capital stock, franchise, excess profits, gift, estate or inheritance tax, or other taxes applied or measured by Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building). If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord.

If a change in Taxes is obtained for the Base Year, then, upon Tenant’s written request received not later than 60 days after Tenant’s receipt of Landlord’s statement of Expenses and Taxes for any subsequent calendar year pursuant to Section 1.02 above, Landlord shall use commercially reasonable efforts to seek a reduction in real estate taxes for such subsequent calendar year; provided, however, that Landlord shall not be required to seek such a reduction unless Landlord reasonably determines that the same is required by prudent management practices.

4. Audit Rights. Tenant, within 365 days after receiving Landlord’s statement of Expenses and Taxes, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses and/or Taxes for the calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located. Notwithstanding the foregoing, Landlord agrees that Tenant may retain a third party agent to review Landlord’s books and records which is not a CPA firm, so long as the third party agent retained by Tenant shall have expertise in and familiarity with general industry practice with respect to the operation of and accounting for a first class office building and whose compensation shall in no way be contingent upon or correspond to the financial impact on Tenant resulting from the review. Tenant shall be solely responsible for all of Tenant’s costs, expenses and fees incurred for the audit; provided, however, that if Landlord and Tenant determine that Expenses for the Building for the year in question were less than stated by more than 5%, Landlord, within 30 days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review by Tenant. Within 90 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement

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of Expenses and Taxes for that year. If Tenant fails to give Landlord an Objection Notice within the 90 day period or fails to provide Landlord with a Review Notice within the 365 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and Taxes and shall be barred from raising any claims regarding the Expenses or Taxes for that year. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses or Taxes unless Tenant has paid and continues to pay all Rent when due. In any event, if Landlord and Tenant determine that Tenant has made an overpayment of Expenses for the year being reviewed, Landlord shall reimburse Tenant in the amount of such overpayment within 30 days after such determination.

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EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”), and DRUGSTORE.COM, INC., a Delaware corporation (“Tenant”), for space in the Building located at 411 108th Avenue NE, Bellevue, Washington 98004 commonly known as One Bellevue Center. Capitalized terms used but not otherwise defined herein shall have the meanings given in the Lease.

1.	Base Building Improvements. The Building shall include the Base Building improvements described on Exhibit K to the Lease (or Base Building improvements substantially equivalent thereto); provided, however, that such Base Building improvements may be modified by Landlord (a) as may be required by any governmental agency, or (b) as necessary to comply with any applicable Laws.

2.	Landlord Work. Landlord shall perform improvements to the Premises in all material respects in accordance with the Plans (defined below). As used herein, “Plans” shall mean, collectively: (a) the detailed space plan (with architectural specifications attached as schedule 1 thereto) prepared by Burgess Design (“Landlord’s Architect”) and attached to the Lease as Exhibit J-1 (the “Detailed Space Plan”), (b) the specifications letter (with schedules 1 through 5 attached thereto) prepared by Tenant and approved by Landlord’s Architect and attached to the Lease as Exhibit J-2 (together with the Detailed Space Plan, collectively, the “Preliminary Plans”), and (c) the detailed construction drawings (the “Construction Drawings”) to be prepared by Landlord’s Architect based on the Preliminary Plans and approved by Landlord and Tenant in accordance with this Section 2, as such Plans may be revised from time to time with the approval of Landlord and Tenant in accordance with Section 3 below. Notwithstanding anything in the Plans to the contrary, in no event shall the Plans be deemed to include any of the improvements described in Schedule 1 attached hereto. Notwithstanding the foregoing, each of Landlord and Tenant hereby confirms that it has already approved the Preliminary Plans. Promptly following the mutual execution and delivery of the Lease, Landlord shall cause Landlord’s Architect to prepare the Construction Drawings in accordance with the Preliminary Plans. The Construction Drawings shall be subject to the written approval of Landlord and Tenant, which shall not be (i) withheld except, if at all, on the grounds that the Construction Drawings are inconsistent with the Preliminary Plans, or (ii) delayed beyond 5 Business Days after receipt of the same (unless the reviewing party is entitled to disapprove the same in accordance with the preceding clause (i), in which event such reviewing party shall deliver written notice of such disapproval to the other party within such 5-Business-Day period). Tenant agrees that it shall be reasonable for Landlord to disapprove any portion of the Construction Drawings that results in an increase in the cost of the Landlord Work above the cost of the Landlord Work as described in the Preliminary Plans. The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the “Landlord Work.” Except as may be otherwise expressly provided in the Plans, the Plans shall be deemed to include the Building-standard improvements described in Schedule 2 attached hereto. Landlord shall perform the Landlord Work in a good and workmanlike manner and in all material respects in compliance with all applicable Laws; provided, however, that, as between Landlord and Tenant, and except as expressly provided in this Section 2 below, Tenant, rather than Landlord, shall be responsible for any violations of Law that are attributable to the fact that the Landlord Work conforms to the Plans. It is agreed that all space planning, design, preparation of construction drawings, obtaining necessary permits, and construction of the Landlord Work will be completed at Landlord’s sole cost and expense (subject to the terms of Sections 3 and 13 below) using Building standard methods, materials and finishes. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord (the “Construction Contract”). In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Notwithstanding the foregoing, Tenant shall be entitled to approve the general contractor and all subcontractors that will perform the Landlord Work (other than subcontractors that will perform work affecting Building systems); provided, however, that such approval shall not be unreasonably withheld or delayed and, in any event, Tenant shall be required to approve one or more general contractors and one or more subcontractors in each applicable trade that, in each case, have previously performed work at the Building. Tenant hereby approves (a) the following general contractors: Turner; Foushee; Express; Schucart; and Boden; and (b) the following subcontractors: (i) Clue Jack Systems; Cochran; First Line Communication; Holmes; MRP Communications; NetVersant; and Zephyr Communications (for cable); (ii) CF Resource; Interior Development Corporation; and Shaw Contract Carpets (for carpet installation); (iii) Corporate Casework; Custom Cabinets; Custom Interiors; Feature Millwork; Highrise Cabinets; Northwest Woodworks; PCS Millwork; RS

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Manufacturing; and Ritter Cabinet Manufacturing (for casework/plan); and (iv) Accurate Drywall; First Line; Gordon Brown & Associates; Mehrer Drywall, Inc.; Partition Systems; Performance Contracting; Select Wall Systems; Tenant Construction; and Vertecs Corporation (for drywall). Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment). Notwithstanding the foregoing or any other provision of the Lease to the contrary, if the design of the Plans fails to comply with applicable Law or contains any other material defect, then, upon written notice and request from Tenant, Landlord shall, at its option, either (a) assign to Tenant any claims Landlord may have against Landlord’s Design Professionals (defined below) under the Design Agreements (defined below) arising out of such defect, or (b) at Landlord’s expense, pursue such claims directly against Landlord’s Design Professionals for Tenant’s benefit. As used herein, “Design Agreements” shall mean (x) that certain Standard Form of Agreement Between Owner and Architect, as amended by that certain Addendum to Standard Form of Agreement Between Owner and Architect, each dated as of June 30, 2004, between Landlord and Landlord’s Architect, pursuant to which the Preliminary Plans have been prepared and the Construction Documents will be prepared, and (y) any other agreements entered into, or to be entered into, between Landlord and any design professionals (together with Landlord’s Architect, collectively, “Landlord’s Design Professionals”) pursuant to which any portion of the Plans may be prepared. Tenant shall be permitted to have its representative attend and participate in Landlord’s periodic construction and design status meetings pertaining to the Landlord Work, which Landlord shall use good faith efforts to hold not less than weekly during the period in which Landlord Work is performed. Tenant’s remedy for certain latent defects in the Landlord Work is set forth in Section 3.02 of the Lease.

3.	Revisions to Landlord Work. If Tenant shall request any revisions to the Preliminary Plans, the Construction Drawings or the Plans (including, without limitation, any deletions therefrom of any Tenant-Paid Items (defined in Section 13 below)), Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the reasonable third-party cost of preparing any such revisions to the Preliminary Plans, Construction Drawings or Plans, as applicable, plus any applicable state sales or use tax thereon, upon demand. Promptly (and in any event within 5 Business Days) after completion of the revisions to the Preliminary Plans, Construction Drawings or Plans, as applicable, Landlord shall notify Tenant in writing of the net increased cost in the Landlord Work, if any, resulting from such revisions to the Preliminary Plans, Construction Drawings or Plans, as applicable. Such notice of increased cost shall include reasonable back-up documentation sufficient to show, by line-item in the construction budget, all of the elements used to determine the increased cost. In addition, Landlord shall use good faith efforts to include in such notice of increased cost a disclosure of any Tenant Delay that Landlord then knows will result from the proposed revision to the Preliminary Plans, Construction Drawings or Plans, as applicable; provided, however, that Landlord’s failure to include such disclosure in such notice shall not be a default by Landlord under the Lease and, except as may be expressly provided in Section 3.01 of the Lease, shall not give rise to any remedy on the part of Tenant. Tenant, within 5 Business Days after receipt of such notice and back-up documentation, shall notify Landlord in writing whether or not it desires to proceed with such revisions. If Tenant so notifies Landlord within such 5-Business-Day period, Landlord shall continue work on the Construction Drawings or the Premises, as applicable, taking account of or disregarding the requested revision, as instructed by Tenant, in accordance with such notice. If Tenant does not so notify Landlord within such 5-Business-Day period, Landlord shall continue work on the Construction Drawings or the Premises, as applicable, disregarding the requested revision. Except as otherwise provided in Section 3.01 of the Lease, Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any revision to the Preliminary Plans, Construction Drawings or Plans. If such revisions result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon (but excluding any markup by Landlord), shall be payable by Tenant within 30 days after receipt of written demand together with reasonable documentation of the same. Notwithstanding anything herein to the contrary, all revisions to the Preliminary Plans, Construction Drawings or Plans shall be subject to the prior written approval of Landlord and Tenant, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Section 3 to the contrary, this Section 3 shall not apply to any revision to the Construction Drawings that is necessary to remedy any deficiency in the Construction Drawings on the basis of which Landlord or Tenant has disapproved of the Construction Drawings pursuant to Section 2 above. Landlord shall request in good faith that its general contractor agree to include in the Construction Contract language substantially similar to

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the following language (provided, however, that Landlord’s failure to have such language included in the Construction Contract shall not be a default hereunder by Landlord or give rise to any remedy on the part of Tenant): “The cost of any revisions or changes to the scope of work, or of any change order agreed to under this contract, will be calculated in the same manner as otherwise provided in this contract for the initial scope of work being performed by the Contractor. That is, only “Costs” defined as “reimubursable” in this contract may be charged and the markup on those Costs shall not exceed the percentage markup (for profit and all overhead, including home office, site, etc.) allowed to the Contractor in the underlying contract).”

4.	Cost of Plans. Without limiting any provision of Section 2 above, but except as otherwise provided in Section 3 above, Landlord shall pay the cost of the preparation of the Plans by Landlord’s Design Professionals.

5.	Moving Allowance. Landlord shall provide Tenant with an allowance (the “Moving Allowance”), in an amount not to exceed $173,082.00 (i.e., a sum equal to Three and 25/100 Dollars ($3.25) per rentable square foot of the initial Premises) (as such amount may be increased pursuant to Section 6 below), to be applied toward Moving and Relocation Costs (as defined below). Landlord shall disburse the Moving Allowance, or applicable portion thereof, to Tenant within thirty (30) days after the later to occur of (i) receipt of paid invoices from Tenant with respect to Tenant’s actual Moving and Relocation Costs, and (ii) the Commencement Date. However, in no event shall Landlord have any obligation to disburse any portion of the Moving Allowance (1) while a Default has occurred and is continuing, or (2) after the date which is the earlier of (a) 6 months after the Commencement Date, or (b) November 30, 2005. As used herein, “Moving and Relocation Costs” shall be deemed to mean the cost of moving from Tenant’s existing location into the initial Premises, including, without limitation, the cost of telephone and computer cabling, consulting fees, reprinting stationery on hand and moving Tenant’s furniture, equipment and other personal property into the initial Premises.

6.	Legal Fee Allowance. Landlord agrees to contribute the amount of $39,942.00 (i.e., $0.75 per rentable square foot of the initial Premises) (the “Legal Fee Allowance”) to reimburse Tenant for reasonable legal fees (“Qualified Legal Fees”) incurred in negotiating and documenting the Lease and the Sunset North Agreements (defined in Section 7 of Exhibit F to the Lease). Landlord shall disburse the Legal Fee Allowance, or the applicable portion thereof, to Tenant within 30 days after receipt of paid invoices from Tenant with respect to Tenant’s actual Qualified Legal Fees. However, in no event shall Landlord be required to disburse the Legal Fee Allowance (a) while a Default has occurred and is continuing, or (b) after the date occurring 6 months after the Commencement Date. Any portion of the Legal Fee Allowance not paid to Tenant under this clause before the Commencement Date shall become part of the Moving Allowance.

7.	Upgrades to Elevator Lobbies. Landlord shall, at its sole expense (except as provided in Section 2 above), perform upgrades to the elevator lobbies on the floors on which the initial Premises is located, using Building-standard materials and finishes that, to the extent reasonably practicable, complement the design of the Premises as reflected in the Plans. Such upgrade work shall be deemed part of the Landlord Work.

8.	Upgrades to Restrooms. Landlord shall, at its sole expense (except as provided in Section 2 above), perform the following work in the restrooms on the floors on which the initial Premises is located: (a) repair any fixtures not in good working order; and (b) using Building-standard materials and finishes that, to the extent reasonably practicable, complement the design of the Premises as reflected in the Plans: repaint the drywall surfaces and stall partitions; replace the carpet, if any; replace the tile floors; repair damaged wall tiles, if any; and (if requested by Tenant in writing not later than 150 days before the Target Commencement Date) upgrade any fixtures not previously upgraded in the 5 years preceding the Target Commencement Date. Such repair and upgrade work shall be deemed part of the Landlord Work.

9.	Tenant Approvals. No approval by Tenant under this Workletter shall be deemed effective unless it is issued in writing on behalf of Tenant by such representative of Tenant as shall be designated by Tenant from time to time by written notice to Landlord. Tenant hereby designates Doug Swan Associates, Inc. at 3803 N.E. 182nd Street, Lake Forest Park, WA 98155 (telephone number: 206/368-8568; fax number: 206/368-8337) as its initial representative for purposes of this Section 9.

10.	Landlord Representative. Landlord shall provide Tenant with the name and contact information of a representative of Landlord who will coordinate all communications with Tenant with respect to the performance of the Landlord Work. Landlord hereby designates John Casey (telephone number: 206/499-1028) as its initial representative for purposes of this Section 10, and agrees to provide Tenant with John Casey’s street address and fax number as soon as reasonably possible after the mutual execution and delivery of this Lease.

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11.	Application. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

12.	Disputes. In the event of a dispute between Landlord and Tenant arising under this Exhibit C, Landlord and Tenant shall each appoint a representative having a reasonable level of decision-making authority to negotiate in good faith to resolve such dispute for a period of up to 10 days.

13.	Tenant’s Obligation to Pay for Certain Portions of Landlord Work. Notwithstanding anything else herein to the contrary, to the extent that the Plans (including, without limitation, the Preliminary Plans and/or Construction Drawings) (as the same may be revised from time to time pursuant to Section 3 above) designate any portions of the Landlord Work as portions whose cost shall be paid by Tenant (“Tenant-Paid Items”), Tenant shall pay the costs of all such Tenant-Paid Items, plus any applicable state sales or use tax thereon, within 30 days after receipt of written demand together with reasonable documentation sufficient to show, by line-item in the construction budget, all of the elements used to determine such costs. Tenant shall have the right, by written notice to Landlord delivered not later than the date on which Tenant approves the Construction Drawings, to reasonably select the particular brand and model, and reasonably approve the purchase price, of each item of equipment that is a Tenant-Paid Item.

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SCHEDULE 1 to EXHIBIT C

DESCRIPTION OF CERTAIN ITEMS EXCLUDED FROM THE PLANS

1.	400A 480V PANELBOARD

2.	400A FEEDER

3.	400A 120/208V PANELBOARD

4.	CABLE TRAY DISTRIBUTION SERVER, LAB & BUILD

5.	LADDER RACK

6.	CRAC UNIT POWER & CONNECT 4 TON W/ HUMIDIFIER

7.	UPS CARTAGE

8.	GENERATOR CARTAGE

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SCHEDULE 2 to EXHIBIT C

DESCRIPTION OF BUILDING-STANDARD IMPROVEMENTS

Building Standard Features (Office Areas)

Interior Doors:	8’4” solid core oak door with anodized metal frame.
Suite Doors:	Full-height solid core oak door with wood frame in walnut finish.
Interior Relites:	24” with anodized aluminum frame
Door Hardware:	Corbin/Russwin U.S. 26 bright chrome finish
Lock set: Corbin L9551
Passage set: Corbin L9510
Lighting:	18-cell parabolic 2’ x 4’ fixtures with electronic ballasts with silver reflectors and two F-32 T8 bulbs.
Ceiling Tile:	2’ x 2’ Armstrong Cortega tile
Floor Covering:	Carpet: Direct gluedown per EOP Carpet Program standard books (includes Mohawk and Bentley Prince Street)
Vinyl: Armstrong Standard Echelon Multicolor
Window Covering:	Bali Classic 1” perforated mini-blinds in Raw Umber
Wall Covering:	2 coats standard paint (single color per room)
Base:	4” rubber cove base
Cabinets:	Non-designer plastic laminate with stainless steel sink; 6’ maximum upper and lower

Restroom Materials/Finishes

Lighting:	Indirect recessed lighting with 1” cell parabolic lens over sink and 2’ x 2’ fixtures with two F-16 T8 bulbs
Floor Covering:	12” x 12” porcelain tile
Wall Covering:	2 coats standard paint
Plumbing Hardware:	Sinks: Chicago autofaucets
Urinals: Zurn autoflushes
Countertop:	Cardinal granite with ceramic sinks

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EXHIBIT D

COMMENCEMENT LETTER

(EXAMPLE)

Date

Tenant
Address

Re:     Commencement Letter with respect to that certain Lease dated as of the          day of                 , 2004, by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company, as Landlord, and drugstore.com, inc., a Delaware corporation as Tenant, for                  rentable square feet on the 12th, 14th and 15th floors of the Building located at 411 108th Avenue NE, Bellevue, Washington 98004, and commonly known as One Bellevue Center.

Dear                     :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Commencement Date of the Lease is ;

2.	The Termination Date of the Lease is .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company

Authorized Signatory

Agreed and Accepted:

Tenant:	drugstore.com, inc., a Delaware corporation

By:
Name:
Title:
Date:

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EXHIBIT E

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”), and DRUGSTORE.COM, INC., a Delaware corporation (“Tenant”), for space in the Building located at 411 108th Avenue NE, Bellevue, Washington 98004 commonly known as One Bellevue Center. Capitalized terms used but not otherwise defined herein shall have the meanings given in the Lease.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the other terms of the Lease, the other terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas in Common Areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. Following written notice from Landlord that Tenant’s employees have been loitering in Common Areas or elsewhere about the Building or Property, Tenant shall use reasonable efforts to prevent such loitering.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Notwithstanding the forgoing, Landlord shall, at Landlord’s expense, provide Tenant with Building-standard signage in the Building lobby, in the applicable floor elevator lobbies, and on the door of the main entrance to the Premises. In addition, on any floor whose entire rentable square footage is included in the Premises, Landlord shall, upon Tenant’s written request and at Tenant’s sole expense, install elevator lobby signage satisfying Tenant’s specifications (subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed). Except in connection with the hanging of lightweight whiteboards, bulletin boards, pictures and wall decorations, no other nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and, subject to Section 10 of the Lease, use keys or other access codes or devices to all locks within and into the Premises. A reasonable number (not less than the number of Tenant’s employees) of access cards and keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Landlord’s cost on or before the Commencement Date. Any replacement access cards or keys shall be provided at Tenant’s expense (which shall not exceed Landlord’s actual cost). Tenant shall not make any duplicate access cards or keys. All access cards and keys shall remain the property of Landlord and shall be returned to Landlord at the expiration or early termination of the Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

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7.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord; provided, however, that Landlord shall not restrict such movement to hours other than Building Service Hours except to the extent that such movement during Building Service Hours would unreasonably interfere with the use and occupancy of other tenants of the Building. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any material way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall remain solely liable for the costs of abatement and removal of any such materials introduced to the Property by Tenant.

13.	Tenant shall not use or occupy the Premises in any manner that constitutes or causes a nuisance or waste. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.	Tenant shall not take any action which, to Tenant’s knowledge, would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute with the workforce or trades engaged by Landlord or other tenants in performing work, labor or services at the Property (“Labor Disruption”). Tenant shall take all reasonable actions necessary to resolve the Labor Disruption and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as reasonably determined by Landlord;

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provided, however, that Landlord acknowledges that the electrical equipment, if any, specifically shown or described in the Plans shall not be deemed to violate this rule so long as it is operated in compliance with Section 7.02 of the Lease. Except as provided in Section 7.04 of the Lease, Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord. Notwithstanding the foregoing, bicycles may be stored in the Premises provided they are transported to and from the Premises through the freight elevator.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall endeavor to ensure that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.	Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use that is inconsistent with good business practice.

23.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time; provided, however, that no such cleaning (other than the cleaning of exterior windows) shall occur before 5:00 p.m. on Business Days without reasonable prior written or oral notice to Tenant or without reasonable efforts to minimize interference with Tenant’s business operations. Tenant shall use reasonable efforts to provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

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EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between EOP-NORTHWEST PROPERTIES, L.L.C., a Delaware limited liability company (“Landlord”), and DRUGSTORE.COM, INC., a Delaware corporation (“Tenant”), for space in the Building located at 411 108th Avenue NE, Bellevue, Washington 98004 commonly known as One Bellevue Center. Capitalized terms used but not otherwise defined herein shall have the meanings given in the Lease.

1.	LETTER OF CREDIT

A.	General Provisions. Not later than October 1, 2004, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Tenant’s Default, a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in the form of Exhibit G attached to the Lease and containing the terms required herein, in the face amount of $541,347.24 (the “Letter of Credit Amount”), naming Landlord as beneficiary, issued (or confirmed) by a financial institution acceptable to Landlord in Landlord’s reasonable discretion, permitting multiple and partial draws thereon, and otherwise in form acceptable to Landlord in its reasonable discretion. Except as otherwise provided in subparagraphs (g) below, Tenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is 120 days after the scheduled expiration date of the Term or any renewal Term. If the Letter of Credit held by Landlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord not later than 45 days prior to the expiration date of the Letter of Credit then held by Landlord. Any renewal or replacement Letter of Credit shall comply with all of the provisions of this Section I, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. Notwithstanding anything else in the Lease to the contrary, any failure by Tenant to timely deliver the Letter of Credit to Landlord as required under this subparagraph A which continues for more than 2 Business Days after written notice from Landlord shall be an immediate Default.

B.	Drawings under Letter of Credit. Upon a Default or as otherwise specifically agreed to by Landlord and Tenant in writing pursuant to this Lease or any amendment thereto, Landlord may, without prejudice to any other remedy provided in this Lease or by law, draw on the Letter of Credit and use all or part of the proceeds to (i) satisfy any amounts then due to Landlord from Tenant, and (ii) satisfy any other damage, injury, expense or liability caused by such Default. In addition, if Tenant fails to furnish such renewal or replacement at least 45 days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Section 1.

C.	Use of Proceeds by Landlord. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit: (i) against any Rent payable by Tenant under this Lease that is not paid when due; (ii) against all losses and damages that Landlord has suffered as a result of Tenant’s Default; and (iii) against any other reasonable amount that Landlord spends by reason of Tenant’s Default. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within 45 days after the Final LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the Final LC Expiration Date a voluntary petition is filed by Tenant or any Guarantor, or an involuntary petition is filed against Tenant or any Guarantor by any of Tenant’s or Guarantor’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

D.	Additional Covenants of Tenant. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within 5 Business Days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 1 of Exhibit F, and if Tenant fails to comply with the foregoing for more than 5 Business Days after written notice from Landlord, then, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an immediate Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

E.	Nature of Letter of Credit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context (“Security Deposit Laws”), (2) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

F.	Increase in Letter of Credit Amount. Notwithstanding anything else herein to the contrary, the Letter of Credit Amount shall be increased to $992,469.94 on or before the date occurring 60 days after the Commencement Date, unless, as of the date occurring 45 days after the Commencement Date: (i) no Default has previously occurred under the Lease, and (ii) each of the Applicable Conditions (defined in subparagraph H below) has been satisfied. Any increase in the Letter of Credit Amount shall be accomplished by Tenant providing Landlord with a substitute letter of credit in the increased amount. Notwithstanding anything else in the Lease to the contrary, any failure of Tenant to timely provide such substitute letter of credit as required under this subparagraph F shall, at Landlord’s option, be an immediate Default.

G.	Replacement of Letter of Credit with Security Deposit. If, as of the Replacement Date (defined below), no Default then exists, each of the Applicable Conditions has been satisfied, and Tenant has delivered to Landlord a cash Security Deposit in the amount of $105,757.54, then: (i) the Final LC Expiration Date shall be deemed to be amended to be the Replacement Date; (ii) within ten (10) Business Days following the Replacement Date, Landlord shall return the Letter of Credit to Tenant; and (iii) from and after the Replacement Date, such Security Deposit shall be held by Landlord in accordance with the terms of Section 6 of the Lease and Tenant shall have no further obligation to provide a Letter of Credit under the Lease. As used herein, “Replacement Date” means either (a) the first day of the 43rd full calendar month of the initial Term (excluding any Early Possession Period), or (b) such later date as Tenant may select by written notice to Landlord delivered not later than the first day of the 43rd full calendar month of the initial Term (excluding any Early Possession Period).

H.	Definitions.

(i)	For purposes hereof, the “Applicable Conditions” shall be deemed to have been satisfied as of a certain date only if: (i) Tenant’s Reported Current Ratio (defined below) as of the Prior Reporting Date (defined below) is not less than 1.25:1:00; (ii) Tenant’s Reported Tangible Net Worth (defined below) as of the Prior Reporting Date is equal to or greater than 85% of Tenant’s Reported Tangible Net Worth as of the date occurring one year before the Prior Reporting Date; and (iii) Tenant has provided Landlord with copies of the Applicable Reports (defined below) demonstrating that the conditions set forth in the preceding clauses (i) and (ii) have been satisfied.

(ii)	As used herein, “Tenant’s Reported Current Ratio” means, with respect to any date, the ratio of Tenant’s current assets to Tenant’s current liabilities, as reported in the Applicable Report for such date.

(iii)	As used herein, “Prior Reporting Date” means, with respect to any date, the latest date that precedes such date and is the last day of a calendar quarter.

(iv)	As used herein, “Reported Tangible Net Worth” means, with respect to any date, the amount by which Tenant’s total assets (as reported in the Applicable Report for such date) exceeds the sum of (a) Tenant’s good will and other intangible assets (each as reported in the Applicable Report for such date), plus (b) Tenant’s total liabilities (as reported in the Applicable Report for such date).

(v)	As used herein, “Applicable Report” means, with respect to any date, Tenant’s 10K report or 10Q report, as applicable, that was submitted to the SEC for the calendar year or quarter ending on such date (or, if Tenant did not submit such a report to the SEC, then the applicable Substitute Report (defined below)). As used herein, “Substitute Report” means, with respect to any 10K or 10Q report described in the preceding sentence that was not submitted by Tenant to the SEC, annual or quarterly financial statements, as applicable, for the period that would have been covered by such 10K or 10Q report, prepared in accordance with generally accepted accounting principles consistently applied and certified in writing by the independent certified public accountant(s) that prepared such financial statements or by another independent certified public accountant selected by Tenant and reasonably acceptable to Landlord.

2.	PARKING

A.	During the Term, Landlord agrees to lease to Tenant, and Tenant shall have the right, but not the obligation, to lease from Landlord, the Applicable Number (defined below) of unreserved parking spaces (collectively, the “Building Parking Spaces”) in the Building garage (the “Building Parking Facility”) for the use of Tenant and its employees. In addition, Landlord agrees to lease to Tenant (or to cause one or more of its affiliates to lease to Tenant), and Tenant shall have the right, but not the obligation, to lease from Landlord (or one or more of such affiliates), the Supplemental Applicable Number (defined below) of unreserved parking spaces (the “Supplemental Parking Spaces,” and together with the Building Parking Spaces, collectively, the “Spaces”) in one or more other parking facilities owned by Landlord (or one or more of such affiliates) and located in the Bellevue Central Business District (collectively, the “Supplemental Parking Facility”, and together with the Building Parking Facility, collectively, the “Parking Facility”). As used herein, “Applicable Number” shall mean the largest whole number not exceeding the number obtained by dividing the Rentable Square Footage of the Premises by 500 rentable square feet. As used herein, “Supplemental Applicable Number” shall mean the largest whole number not exceeding the number obtained by dividing the Rentable Square Footage of the Premises by 1,000 rentable square feet. No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the Parking Facility or for Tenant utilizing less than all of the Spaces. Tenant shall not have the right to lease or otherwise use more than the number of reserved and unreserved Spaces set forth above. As used in this Exhibit F, “Bellevue Central Business District” shall mean the area bounded by the following streets: Main Street; Bellevue Way; N.E. 10th Street; and 112th Avenue N.E; provided, however, that the Bellevue Central Business District shall be deemed to exclude the building commonly known as Plaza East and located at 11100 NE 8th Street and the building commonly known as the Main Street Building and located at 11040 Main Street.

B.	Tenant shall pay to Landlord, as Additional Rent in accordance with Section 4 of the Lease, for each Parking Space leased by Tenant hereunder, the following amounts for the following portions of the Term: (i) during the first 60 months of the initial Term, the amount of $0.00 per month; (ii) during months 61 through 72 of the initial Term, the amount of $50.00 per month; (iii) during months 73 through 96 of the initial Term, the amount of $85.00 per month, and (iv) during all other portions of the Term, the amount of the prevailing market rate then being charged by Landlord for the Parking Facility, in each case plus applicable sales tax thereon, if any.

C.	Except for particular spaces and areas designated by Landlord or its affiliates for reserved parking or for visitor parking, all parking in the Parking Facility shall be on an unreserved, first-come, first-served basis. Landlord shall maintain at least 12 parking spaces as visitor parking spaces, and shall provide Tenant with a 20% discount off the face value of visitor parking stickers.

D.	Landlord and its affiliates shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Parking Facility regardless of whether such loss or theft occurs when the Parking Facility or any areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Parking Facility or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

E.	Landlord or any of its affiliates shall have the right from time to time to promulgate reasonable rules and regulations regarding the Parking Facility, if any, the Spaces and the use thereof, including, but not limited to, reasonable rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such reasonable rules and regulations provided that they do not discriminate against Tenant in favor of any other office tenants of the Building.

F.	Tenant shall not store or permit its employees to store any automobiles overnight in the Parking Facility without the prior written consent of Landlord or its affiliates, which shall not be unreasonably withheld, conditioned or delayed. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

G.	Landlord or its affiliates shall have the right to temporarily close the Parking Facility or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Parking Facility or any portion thereof. Landlord shall use commercially reasonable efforts to minimize the impact of any such closure upon the use of the Parking Facility by the tenants of the Building; provided, however, that Landlord shall not be required to pay overtime rates in order to perform such repairs after Business Service Hours. In addition, if, as a result of such closure, any of the Spaces are rendered unavailable to Tenant, Landlord shall, at Landlord’s option, either provide Tenant temporary replacement parking in other reasonable locations in the Parking Facility or provide Tenant a per diem credit against Additional Rent (in the amount of the prevailing market rate then being charged by Landlord for the Parking Facility, plus applicable sales tax thereon, if any) for each day’s loss of use.

H.	Except in connection with any Transfer permitted under the Lease, Tenant shall not assign or sublease any of the Spaces without the consent of Landlord.

I.	Landlord or any of its affiliates may elect to provide parking cards or keys to control access to the Parking Facility. In such event, Tenant shall be provided with one card or key for each Space that Tenant is leasing hereunder at no cost to Tenant or its employees, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

J.	Landlord hereby reserves the right to enter into (or cause one or more of its affiliate to enter into) a management agreement or lease with a reputable parking facility operator for all or any portion of the Parking Facility (a “Parking Facility Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement with such Parking Facility Operator and pay such Parking Facility Operator the monthly charge established hereunder, and Landlord and its affiliates shall have no liability for claims arising through acts or omissions of any Parking Facility Operator unless caused by Landlord’s negligence or willful misconduct. It is understood and agreed that the identity of any Parking Facility Operator may change to another reputable parking facility operator from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and any Parking Facility Operator shall be freely assignable by such Parking Facility Operator or any successors thereto.

3.	FIRST RENEWAL OPTION

A.	Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “First Renewal Option”) for one additional period of 5 years commencing on the day following the Termination Date of the initial Term and ending on the 5th anniversary of the Termination Date (the “First Renewal Term”), if:

1.	Landlord receives notice of exercise (for purposes of this First Renewal Option, “Initial Renewal Notice”) not less than 12 full calendar months prior to the expiration of the initial Term and not more than 15 full calendar months prior to the expiration of the initial Term; and

2.	Tenant is not in Default at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.	Not more than 50% of the Rentable Square Footage of the Premises is sublet (other than pursuant to a Permitted Transfer) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

B.	Terms Applicable to Premises During First Renewal Term.

1.	The initial Base Rent rate per rentable square foot for the Premises during the First Renewal Term shall equal 95% of the Prevailing Market rate (hereinafter defined) per rentable square foot for the Premises. Base Rent during the First Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

2.	Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the First Renewal Term in accordance with the provisions of Section 4 of the Lease and Exhibit B to the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the First Renewal Term.

C.	Initial Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the First Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the First Renewal Term, shall either (i) give Landlord final binding written notice (for purposes of this First Renewal Option, “Binding Notice”) of Tenant’s exercise of its First Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (for purposes of this First Renewal Option, “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s First Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the First Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the First Renewal Term. Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the First Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date on which Tenant provides Landlord with a Rejection Notice, Tenant, by written notice to Landlord (for purposes of this First Renewal Option, “Arbitration Notice”) within 5 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Section D below. If Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within the 30 day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s First Renewal Option shall be null and void and of no force and effect.

D.	Arbitration Procedure.

1.	If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 5 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the First Renewal Term (for purposes of this First Renewal Option, collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the First Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in the Bellevue Central Business District, with working knowledge of current rental rates and practices. For purposes hereof of this First Renewal Option, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.	Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the First Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.	If the Prevailing Market rate has not been determined by the commencement date of the First Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the First Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

E.	First Renewal Amendment. If Tenant is entitled to and properly exercises its First Renewal Option, Landlord shall prepare an amendment (“First Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The First Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the First Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the First Renewal Term as described herein, an otherwise valid exercise of the First Renewal Option shall be fully effective whether or not the First Renewal Amendment is executed.

F.	Definition of Prevailing Market. For purposes of this First Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable in size and quality to the Premises in the Building and office buildings comparable to the Building in the Bellevue Central Business District (provided that any space consisting of not less than a full floor shall be deemed comparable in size to the Premises). The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions (including, without limitation, payment of brokerage commissions) and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

4.	SECOND RENEWAL OPTION

A.	Grant of Option; Conditions. If Tenant validly exercises its First Renewal Option, Tenant shall have the right to extend the Term (the “Second Renewal Option”) for one additional period of 5 years commencing on the day following the expiration date of the First Renewal Term and ending on the 5th anniversary of such expiration date (the “Second Renewal Term”), if:

1.	Landlord receives notice of exercise (for purposes of this Second Renewal Option, “Initial Renewal Notice”) not less than 12 full calendar months prior to the expiration of the First Renewal Term and not more than 15 full calendar months prior to the expiration of the First Renewal Term; and

2.	Tenant is not in Default at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.	Not more than 50% of the Rentable Square Footage of the Premises is sublet (other than pursuant to a Permitted Transfer) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

B.	Terms Applicable to Premises During Second Renewal Term.

1.	The initial Base Rent rate per rentable square foot for the Premises during the Second Renewal Term shall equal 95% of the Prevailing Market rate (hereinafter defined) per rentable square foot for the Premises. Base Rent during the Second Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

2.	Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Second Renewal Term in accordance with the provisions of Section 4 of the Lease and Exhibit B to the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Second Renewal Term.

C.	Initial Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Second Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Second Renewal Term, shall either (i) give Landlord final binding written notice (for purposes of this Second Renewal Option, “Binding Notice”) of Tenant’s exercise of its Second Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (for purposes of this Second Renewal Option, “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Second Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Second Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides

Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Second Renewal Term. Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Second Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date on which Tenant provides Landlord with a Rejection Notice, Tenant, by written notice to Landlord (for purposes of this Second Renewal Option, “Arbitration Notice”) within 5 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Section D below. If Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within the 30 day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s Second Renewal Option shall be null and void and of no force and effect.

D.	Arbitration Procedure.

1.	If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 5 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Second Renewal Term (for purposes of this Second Renewal Option, collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Second Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in the Bellevue Central Business District, with working knowledge of current rental rates and practices. For purposes hereof of this Second Renewal Option, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.	Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Second Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.	If the Prevailing Market rate has not been determined by the commencement date of the Second Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the First Renewal Term for the Premises until such time as the Prevailing Market rate has been determined.

Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Second Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

E.	Second Renewal Amendment. If Tenant is entitled to and properly exercises its Second Renewal Option, Landlord shall prepare an amendment (“Second Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Second Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Second Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Second Renewal Term as described herein, an otherwise valid exercise of the Second Renewal Option shall be fully effective whether or not the Second Renewal Amendment is executed.

F.	Definition of Prevailing Market. For purposes of this Second Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable in size and quality to the Premises in the Building and office buildings comparable to the Building in the Bellevue Central Business District (provided that any space consisting of not less than a full floor shall be deemed comparable in size to the Premises). The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions (including, without limitation, payment of brokerage commissions) and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

5.	RIGHT OF FIRST OFFER

A.	Grant of Option; Conditions. Tenant shall have, commencing on the date on which this Lease is mutually executed and delivered, a continuing right of first offer (the “Right of First Offer”) with respect to all of the following space in the Building (the “Potential Offering Space”): (i) the 17,766 rentable square feet known as Suite No. 300 and consisting of all of the rentable square footage on the 3rd floor of the Building; (ii) the 17,971 rentable square feet known as Suite No. 1600 and consisting of all of the rentable square footage on the 16th floor of the Building; and (iii) the 18,107 rentable square feet known as Suite No. 1700 and consisting of all of the rentable square footage on the 17th floor of the Building. Tenant’s Right of First Offer shall be exercised as follows: at any time on or after the Commencement Date and after Landlord has determined that all or any portion of the Potential Offering Space is Available (as defined below) (but prior to leasing such space to a party other than the existing tenant, if any), Landlord shall advise Tenant (for purposes of this Right of First Offer, the “Advice”) of the terms under which Landlord is prepared to lease such space (the “Offering Space”) to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market rate (as defined in subparagraph E below) for the Offering Space as determined reasonably and in good faith by Landlord. The Advice shall be accompanied by a written explanation of Landlord’s determination of the Prevailing Market rate. For purposes hereof, the Offering Space shall be deemed to be “Available” as follows: (i) if the Offering Space is under lease to a third party as of the Commencement Date, the Offering Space shall be deemed to be Available when Landlord has determined that such third party will not extend or renew the term of its lease for the Offering Space, or (ii) if the Offering Space is not under lease to a third party as of the Commencement Date, the Offering Space shall be deemed to be Available when Landlord has located a prospective tenant that may be interested in leasing the Offering Space. Tenant may lease the Offering Space in its entirety only, under the terms set forth in the Advice (subject to subparagraph B below), by delivering written notice of exercise to Landlord

(the “Notice of Exercise”) within 7 Business Days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

1.	Tenant is in Default at the time that Landlord would otherwise deliver the Advice; or

2.	the Premises, or more than 25% of the rentable square footage thereof, is sublet (other than pursuant to a Permitted Transfer) at the time Landlord would otherwise deliver the Advice; or

3.	the Lease has been assigned (other than pursuant to a Permitted Transfer) prior to the date Landlord would otherwise deliver the Advice; or

4.	Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or

5.	the Offering Space is not intended for the exclusive use of Tenant during the Term.

B.	Terms for Offering Space.

1.	The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon the Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offering Space. Notwithstanding anything in this Section 5 to the contrary, the Advice shall provide that: (a) the term for the Offering Space shall not commence before the Commencement Date and shall be coterminous with the Term for the initial Premises; (b) Tenant shall be permitted to use the Offering Space for the Permitted Use; (c) Tenant’s rights to sublease the Offering Space shall be co-extensive with Tenant’s rights to sublease the initial Premises; and (d) the Offering Space shall be subject to the provisions of Section 2 above without material modification.

2.	Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Prevailing Market rate for the Offering Space as determined in Landlord’s reasonable, good faith judgment. Upon Tenant’s written request, Landlord shall provide Tenant with copies of any reasonable documentation supporting such judgment that Landlord may possess (other than any information with respect to which Landlord is under a duty of confidentiality to any other party).

3.	The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for the Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the Offering Space or any allowance for construction of tenant improvements, in which case Landlord shall perform such work in the Offering Space or provide such allowance, in each case in accordance with the terms of the Advice. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party and with any work to be performed by Landlord pursuant to the Advice having been substantially completed substantially in accordance with any applicable plans.

C.	Termination of Right of First Offer; Encumbered Offering Space. Notwithstanding anything else herein to the contrary, Tenant’s Right of First Offer shall terminate on the last day of the 72nd month of the Term (excluding any Early Possession Period). In addition, if Landlord provides Tenant with an Advice for any portion of the Offering Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other portion of the Offering Space (such other portion of the Offering Space subject to such expansion rights is referred to herein as the “Encumbered Offering Space”) and Tenant does not exercise its Right of First Offer to lease such portion of the Offering Space described in the Advice, Tenant’s Right of First Offer with respect to the Encumbered Offering Space shall be subject and subordinate to all such expansion rights contained in the Advice.

D.	Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within a reasonable time (but in any event within 30 days) thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

E.	Definition of Prevailing Market. For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable in size and quality to the Offering Space in the Building and office buildings comparable to the Building in the Bellevue Central Business District under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes (provided that any space consisting of not less than a full floor shall be deemed comparable in size to the Premises). Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

F.	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the following rights of possession or expansion (whether such rights of expansion are designated as a right of first offer, right of first refusal, expansion option or otherwise) of the following tenants of the Building under the following lease agreements: (a) certain rights of possession or expansion of Salomon Smith Barney, Inc., a Delaware corporation (or its successor thereto), with respect to the 16th floor of the Building, pursuant to that certain lease agreement dated as of July 5, 1983 (as amended to date), as more fully set forth in such lease agreement; and (b) certain rights of possession or expansion of Parametrix, Inc., a Washington corporation, with respect to the 16th and 17th floors of the Building, pursuant to that certain lease agreement dated as of January 8, 2004 (as amended to date), as more fully set forth in such lease agreement.

G.	Reinstatement of Right of First Offer With Respect to Third Floor. If Tenant becomes entitled to exercise its Right of First Offer with respect to any Offering Space located on the 3rd floor of the Building (a “Third Floor Offering Space”) based on an Advice delivered by Landlord, but fails to provide Landlord with a Notice of Exercise within the 7-Business-Day period provided in Section 5.A above, then, subject to Section 5.C above, Tenant shall once again have a Right of First Offer with respect to such Third Floor Offering Space if Landlord proposes to lease such Third Floor Offering Space to a prospective tenant on terms that are substantially more favorable to such prospective tenant than those set forth in the Advice. For purposes hereof, the terms offered to such a prospective tenant (the “Proposed Terms”) shall not be deemed to be substantially more favorable than those set forth in the Advice unless the “bottom line” cost per rentable square foot of the Third Floor Offering Space to such prospective tenant under the Proposed Terms is less than 90% of the “bottom line” cost per rentable square foot of the Third Floor Offering Space to Tenant under the Advice. For purposes hereof, the “bottom line” cost per rentable square foot of the Third Floor Offering Space under either such deal shall be determined taking into account all of the economic terms of such deal, including, without limitation, the length of the term, the net rent, any tax or expense escalation or other financial escalation, and any financial concessions, but excluding any right to extend the term or any right to expand the leased premises (whether in the form of an expansion option, a right of first offer or refusal, or any similar right). Without limiting the foregoing, if the two deals specify different base years, or if one deal specifies a base year and the other does not, then, in determining the “bottom line” cost per rentable square foot of the Third Floor Offering Space under each deal, the parties shall take into account the aggregate amount of expenses and taxes (on a per-rentable-square-foot basis), or the amount of any escalations thereof, that the tenant would or would not be required to pay thereunder, as estimated in good faith by Landlord.

6.	SUNSET NORTH SUBLEASE

Notwithstanding anything in the Lease to the contrary, the Lease is contingent upon: (a) Landlord and Tenant, with the written consent of Boeing (as defined below) and Master Landlord (as defined below), contemporaneously with the mutual execution and delivery of the Lease, mutually executing and delivering: (i) an Assignment and Assumption of Sublease (the “Assignment of Sunset North Sublease”), pursuant to which, among other things, Tenant shall assign to Landlord, and Landlord shall assume, certain rights and obligations of Tenant as subtenant under the Sunset North Sublease (defined below); and (ii) a Sub-Sublease Agreement (the “Sunset North Sub-Sublease”), pursuant to which Landlord shall sub-sublease to Tenant, and Tenant shall sub-sublease from Landlord, the Sunset North Subleased Premises (defined below); and (b) Landlord, Tenant, The Boeing Corporation, a Delaware corporation (“Boeing”), and Bellevue Goldwell Associates LLC, a Delaware limited liability company (“Master Landlord”), on or before the Contingency Date, entering into a Consent to Assignment and Assumption of Sublease and Consent to Sub-Sublease (the “Consent”), pursuant to which, among other things, Boeing, as sublandlord under the Sunset North Sublease, and Master Landlord, as landlord under the Sunset North Master Lease (defined below), shall each consent to the Assignment of Sunset North Sublease and to the Sunset North Sub-Sublease. If the Assignment of Sunset North Sublease, the Sunset North Sub-Sublease, and the Consent (collectively, the “Sunset North Agreements”) are not mutually executed and delivered by Landlord and Tenant (and, to the extent applicable, executed and delivered to Landlord and Tenant by Boeing and Master Landlord), contemporaneously with the mutual execution and delivery of the Lease between Landlord and Tenant, then either Landlord or Tenant may terminate the Lease by providing written notice thereof to the other party on or before the earlier of (i) five (5) days after the Contingency Date, or (ii) the full execution and delivery to Landlord and Tenant of the Sunset North Agreements, whereupon the Lease shall be null and void and of no force or effect. As used herein, “Sunset North Sublease” means that certain Sublease Agreement dated as of January 29, 1999, between Boeing, as sublandlord, and Tenant, as subtenant, relating to certain premises (the “Sunset North Subleased Premises”) consisting of approximately 55,836 rentable square feet located on the 3rd and 4th floors of the building located at 13920 Southeast Eastgate Way, Bellevue, Washington, and commonly known as “Sunset Corporate Campus Building II” (the “Sunset North II Building”). As used herein, “Sunset North Master Lease” means that certain Office Lease Agreement, dated as of September 30, 1997, between Obiyashi Corporation, a Japan corporation, as landlord (and as predecessor in interest to Master Landlord), and Boeing, as tenant, relating to certain premises consisting of approximately 93,539 rentable square feet located on the 2nd, 3rd and 4th floors of the Sunset North II Building, a portion of which consists of the Sunset North Subleased Premises.

7.	ANTENNA/DISH

A.	Tenant shall have the right, in consideration for payments of the Applicable Monthly Amount (defined below) per month (the “Dish/Antenna Payments”), to lease space on the roof of the Building for the purpose of installing (in accordance with Section 9.03 of the Lease), operating and maintaining the Applicable Number (defined below) of 24-inch dish/antennae or other communication devices approved by the Landlord (individually or collectively as the context may require, the “Dish/Antenna”). As used herein, “Applicable Number” means one (1), unless Landlord, upon Tenant’s written request and in Landlord’s sole and absolute discretion, agrees in writing that the Applicable Number shall be greater than one (1), in which event the Applicable Number shall be such greater number. As used herein, “Applicable Monthly Amount” means: (a) with respect to the first Dish/Antenna installed, operated and maintained by Tenant pursuant to this Section 7, the amount of $0.00 per month, and (b) with respect to each of any additional Dishes/Antennae that Tenant may install, operate and maintain pursuant to this Section 7, the prevailing market monthly rate, as determined by Landlord in its sole good faith discretion from time to time, plus any taxes thereon. The Dish/Antenna Payments, if any, shall constitute Additional Rent under the terms of the Lease and Tenant shall be required to make these payments in strict compliance with the terms of Section 4 of the Lease. The exact location of the space on the roof to be leased by Tenant shall be designated by Landlord and shall not exceed 9 square feet per Dish/Antenna (the “Roof Space”). Landlord reserves the right to relocate the Roof Space as reasonably necessary during the Term. Landlord’s designation shall take into account Tenant’s use of the Dish/Antenna. Notwithstanding the foregoing, Tenant’s right to install the Dish/Antenna shall be subject to the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Dish/Antenna, the manner in which the Dish/Antenna is attached to the roof of the Building and the manner in which any cables are run to and from the Dish/Antenna. The Dish/Antenna must be tagged with weatherproof labels showing manufacturer, model, frequency range, and name of Tenant. In addition, the cable between the Dish/Antenna and Tenant’s suite must be tagged in the telecom closet on each floor with a label showing Tenant’s name, phone number and suite number. The precise specifications and a general description of the Dish/Antenna along with all documents Landlord reasonably requires to review the installation of the Dish/Antenna (the “Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than 20 days before Tenant commences to install the Dish/Antenna. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish/Antenna. Tenant shall notify Landlord upon completion of the installation of the Dish/Antenna. If Landlord determines that the Dish/Antenna equipment does not comply with the approved Plans and Specifications, that the Building has been damaged during installation of the Dish/Antenna or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to immediately cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish/Antenna (the “Aesthetic Screening”).

B.	Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits.

C.	It is further understood and agreed that the installation, maintenance, operation and removal of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives.

D.	Tenant agrees to install only equipment of types and frequencies which will not cause unreasonable interference to Landlord or existing tenants of the Building. In the event Tenant’s equipment causes such interference, Tenant will change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If, in Landlord’s reasonable judgment, said interference cannot be eliminated within a reasonable period of time without removing the Dish/Antenna from the Roof Space, then, promptly upon Landlord’s request, Tenant shall remove the Dish/Antenna from the Roof Space.

E.	Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Dish/Antenna in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish/Antenna shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither

Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish/Antenna or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

F.	The Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

G.	In light of the specialized nature of the Dish/Antenna, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. In the event the Landlord contemplates roof repairs that could affect Tenant’s Dish/Antenna, or which may result in an interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least 30 days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

H.	Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose whatsoever, nor may Tenant use the Roof Space and/or Dish/Antenna to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building.

I.	Tenant acknowledges that Landlord may at some time establish a standard license agreement (the “License Agreement”) with respect to the use of roof space by tenants of the Building. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement does not materially alter the rights or obligations of Tenant hereunder with respect to the Roof Space.

J.	Tenant specifically acknowledges and agrees that the terms and conditions of Section 13 of the Lease shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.

K.	If Tenant defaults under any of the terms and conditions of this Section 7 or the Lease, and Tenant fails to cure said default within the time allowed by Section 18 of the Lease, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease, including removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any. If Landlord removes the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, as a result of an uncured default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Dish/Antenna, the appurtenances and the Aesthetic Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Dish/Antenna, the appurtenances, and the Aesthetic Screening, if any.

8.	EMERGENCY GENERATOR

A.	Tenant, subject to Landlord’s review and approval of Tenant’s plans therefore, shall have the right to install a 120-240 kilowatt supplemental generator (the “Generator”) to provide emergency additional electrical capacity to the Premises during the Term. The Generator shall be placed in the Building’s parking garage at the location outlined on Exhibit H attached hereto and made a part hereof (the “Generator Area”). Notwithstanding the foregoing, Tenant’s right to install the Generator shall be subject to Landlord’s approval of the manner in which the Generator is installed, the manner in which any fuel pipe is installed, the manner in which any ventilation and exhaust systems are installed, the manner in which any cables are run to and from the Generator to the Premises and the measures that will be taken to eliminate any vibrations or sound disturbances from the operation of the Generator, including, without limitation, any 2 hour rated enclosures or sound installation required by applicable Law. Landlord shall have the right to require that Tenant install and maintain a chain-link fence around the Generator that is reasonably acceptable to Landlord. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing of the Generator. Tenant shall not install or operate the Generator until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses and authorizations necessary for the installation and operation of the Generator. In addition to and without limiting Tenant’s obligations under the Lease, Tenant shall comply with all applicable environmental and fire prevention Laws pertaining to Tenant’s use of the Generator Area. Tenant shall also be responsible for the cost of all utilities consumed in the operation of the Generator. Notwithstanding anything herein to the contrary, if Tenant does not install the Generator on or before April 1, 2006, Tenant shall pay to Landlord the prevailing monthly rate for the parking spaces included (in whole or in part) in the Generator Area for the period commencing on such date and expiring on the date on which such installation occurs. In addition, if, after installing the Generator, Tenant removes the Generator from the Generator Area for more than 90 days for reasons other than the repair and replacement of the Generator, Tenant’s right to install and maintain the Generator and to use the Generator Area shall be null and void; provided, however, that Tenant may cause such right to be reinstated on the terms set forth in this Section 8 upon 90 days’ prior written notice to Landlord.

B.	Tenant shall be responsible for assuring that the installation, maintenance, operation and removal of the Generator does not materially damage any portion of the Building or Property, and Tenant shall in any event repair any damage to the Building or Property whatsoever that is caused by such installation, maintenance, operation or removal, except for such wear and tear as would normally result from use of the Generator Area as one or more parking spaces. To the maximum extent permitted by Law, the Generator and all appurtenances in the Generator Area shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant if the Generator or any appurtenances installations are damaged for any reason; provided, however, that, except as provided in Section 15 of the Lease, Tenant shall not be required to waive any claims against Landlord (other than for loss or damage to Tenant’s business) where such loss or damage is due to the negligence or willful misconduct of Landlord or any Landlord Related Parties. Tenant agrees to be responsible for any damage caused to the Building or Property in connection with the installation, maintenance, operation or removal of the Generator and, in accordance with the terms of Section 13 of the Lease, to indemnify, defend and hold Landlord and the Landlord Related Parties harmless from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects’ and attorneys’ fees (if and to the extent permitted by Law), which may be imposed upon, incurred by, or asserted against Landlord or any of the Landlord Related Parties in connection with the installation, maintenance, operation or removal of the Generator, including, without limitation, any environmental and hazardous materials claims, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties with respect to the Generator. In addition to and without limiting Tenant’s obligations under the Lease, Tenant covenants and agrees that the installation and use of the Generator and appurtenances shall not adversely affect the insurance coverage for the Building (provided, however, that Landlord represents and warrants to Tenant that, as of the date of this Lease, Landlord does not have actual knowledge that the installation and use of the Generator and appurtenances in accordance with the provisions of this Section 8 will adversely affect the insurance coverage for the Building). If for any reason, the installation or use of the Generator and/or the appurtenances shall result in an increase in the amount of the premiums for such coverage, then Tenant shall be liable for the full amount of any such increase.

C.	Tenant shall be responsible for the installation, operation, cleanliness, maintenance and removal of the Generator and appurtenances, all of which shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of the Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the Generator and appurtenances were attached. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant shall take the Generator Area “as is” in the condition in which the Generator Area is in as of the Commencement Date, without any obligation on the part of Landlord to prepare or construct the Generator Area for Tenant’s use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Generator Area for the installation and operation of the Generator. Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to the Generator Area without Landlord’s prior written consent (which shall be governed by Section 9.03 of the Lease). Tenant agrees to maintain the Generator, including, without limitation, any enclosure installed around the Generator, in good condition and repair, with reasonable wear and tear excepted. Tenant shall be responsible for performing any maintenance and improvements to any enclosure surrounding the Generator so as to keep such enclosure in good condition, with reasonable wear and tear excepted.

D.	Tenant, upon prior notice to Landlord and subject to the reasonable rules and regulations enacted by Landlord (which rules shall allow Tenant to use the Generator for the purpose permitted hereunder upon satisfaction of all reasonable conditions imposed by Landlord), shall have access to the Generator and its surrounding area for the purpose of installing, repairing, maintaining and removing said Generator.

E.	Tenant shall only test the Generator before or after Building Service Hours and at a time mutually agreed to in writing by Landlord and Tenant in advance. Tenant shall be permitted to use the Generator Area solely for the maintenance and operation of the Generator, and the Generator and Generator Area are solely for the benefit of Tenant. All electricity generated by the Generator may only be consumed by Tenant in the Premises. Notwithstanding the foregoing, electricity generated by the Generator may be consumed by any subtenant of all or a portion of the Premises under a sublease permitted under Section 11 of the Lease; provided, however, that if the entire Premises has been sublet (other than entirely pursuant to one or more Permitted Transfers), no subtenant shall be permitted to use such electricity unless Tenant pays to Landlord the prevailing monthly rate for 3 parking spaces with respect to the period of such use by such subtenant.

F.	Landlord shall have no obligation to provide any services, including, without limitation, electric current, to the Generator Area.

G.	Tenant shall have no right to sublet the Generator Area or to assign its interest hereunder except in connection with (i) any Transfer consisting of (a) an assignment of this Lease or (b) a sublease of the entire Premises, or (ii) any Permitted Transfer.

H.	Tenant shall ensure that the Generator and any appurtenances do not, in Landlord’s reasonable judgment, unreasonably interfere with the operations of the Building or the operations of any of the occupants of the Building. In the event of such unreasonable interference, Tenant shall, as soon as possible upon notice from Landlord, cause such unreasonable interference to cease and, if necessary to prevent the continuation of such unreasonable interference, cease operation of the Generator unless and until Tenant shall have redesigned and modified the Generator and/or installations in a manner that eliminates such unreasonable interference and is approved by Landlord; provided however, that Landlord’s approval of such redesign and modification shall constitute the mere permission to operate the Generator, which permission shall in no event be construed to abrogate or diminish Landlord’s rights or Tenant’s obligations under this Section 8 or the Lease.

I.	Except as provided in Section 8.E above, during the initial Term, Tenant shall not be obligated to pay Landlord any Additional Rent or fee for the use of the Generator Area.

After the initial Term, Landlord may charge Tenant a monthly fee (the “Generator Fee”) for the use of the Generator Area, which Generator Fee shall be deemed Additional Rent under the Lease and may be adjusted from time to time to reflect the then current market rates for the Generator Area, as reasonably determined by Landlord.

9.	STORAGE

A.	During the Term, Landlord leases to Tenant and Tenant accepts the space containing approximately 279 square feet described as Suite No. C-3 (containing approximately 73 square feet), Suite No. D-1 (containing approximately 134 square feet), and Suite No. D-2 (containing approximately 72 square feet) on levels C and D of the Building Parking Facility, as shown on Exhibit I attached hereto (the “Storage Space”).

B.	The Storage Space shall be used by Tenant for the storage of equipment, furniture, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Space in a neat and orderly fashion and to keep all stored items (other than furniture) in cartons, file cabinets or other suitable containers. Landlord shall have the right to designate the location within the Storage Space of any items to be placed therein. All items stored in the Storage Space (other than office chairs) shall be elevated at least 6 inches above the floor on wooden pallets. All items stored in the Storage Space shall be at least 18 inches below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Tenant shall not store anything in the Storage Space which may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Space from time to time. Upon expiration or earlier termination of Tenant’s rights to the Storage Space, Tenant shall completely vacate and surrender the Storage Space to Landlord in the condition in which it was delivered to Tenant, ordinary wear and tear excepted, broom-clean and empty of all personalty and other items placed therein by or on behalf of Tenant.

C.	Tenant shall pay rent for the Storage Space (“Storage Base Rent”) at prevailing monthly rates for the Building; provided, however, that during the initial Term Storage Base Rent shall be as follows:

Months of Term	Annual Rate Per Square Foot	Monthly Storage Base Rent
1-96	$14.00	$325.50

All such Storage Base Rent shall be payable in the same manner that Base Rent is payable under the Lease.

D.	All terms and provisions of the Lease shall be applicable to the Storage Space, including, without limitation, Section 13 (Indemnity and Waiver of Claims) and Section 14 (Insurance), except that Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, passenger or freight elevator service, window washing or electricity to the Storage Space and Tenant shall not be entitled to any work allowances, rent credits, expansion rights or renewal rights with respect to the Storage Space unless such concessions or rights are specifically provided for herein with respect to the Storage Space. Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Space, it being understood that Tenant is using the Storage Space at its own risk; provided, however, that, except as provided in Section 15 of the Lease, Tenant shall not be required to waive any claims against Landlord (other than for loss or damage to Tenant’s business) where such loss or damage is due to the negligence or willful misconduct of Landlord or any Landlord Related Parties.

E.	Tenant agrees to accept the Storage Space in its condition and “as-built” configuration existing on the earlier of the date Tenant takes possession of the Storage Space or the Commencement Date.

F.	At any time and from time to time, Landlord shall have the right, upon reasonable prior written notice, to relocate the Storage Space to a new location which shall be no smaller than the square footage of the Storage Space. Landlord shall pay the direct, out-of-pocket, reasonable expenses of such relocation.

G.	Storage Base Rent is deemed Rent under the Lease.

H.	Except in the case of a Permitted Transfer, if Tenant assigns the Lease or sublets 25% or more of the rentable square footage of the Premises, Landlord, at its option, may reduce (on a pro rata basis) the square footage of the Storage Space effective as of 30 days after notice to Tenant. Additionally, notwithstanding anything set forth in Section 11 of the Lease to the contrary, Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, assign, sublease, transfer or encumber the Storage Space or grant any license, concession or other right of occupancy or permit the use of the Storage Space by any party other than Tenant.

10.	BICYCLE STORAGE. So long as Landlord maintains and operates a bicycle storage facility (“Bicycle Storage Facility”) for general use by occupants of the Building, Landlord shall cause such Bicycle Storage Facility to be made available for use by Tenant’s employees on a first-come, first-served basis and otherwise during the same hours and upon the same terms and conditions as such Bicycle Storage Facility is made generally available for use by other occupants of the Building. Without limiting the foregoing, before commencing any such use of the Bicycle Storage Facility, Tenant’s employees shall execute and deliver to Landlord Landlord’s then-standard form of license or other agreement, if any, governing the same. Neither Landlord nor any Landlord Related Party shall be responsible for bicycles or other personal property lost in or stolen from the Bicycle Storage Facility regardless of whether such loss or theft occurs when the Bicycle Storage Facility or any areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Bicycle Storage Facility or bicycles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Bicycle Storage Facility shall be at the sole risk of Tenant and its employees. Landlord agrees to maintain in the Building, throughout the Term, a Bicycle Storage Facility which shall be (i) substantially similar to, and (ii) available for the general use of occupants of the Building during substantially the same hours and upon substantially the same terms and conditions as, the Bicycle Storage Facility that exists in the Building as of the date of this Lease. Landlord hereby confirms that, as of the date of this Lease, no fee is payable for use of the existing Bicycle Storage Facility.

11.	EXERCISE FACILITY. So long as Landlord causes an exercise facility (“Exercise Facility”) to be maintained and operated within the Building for general use by occupants of the Building, Landlord shall cause such Exercise Facility to be made available for use by Tenant’s employees during the same hours and upon the same terms and conditions as such Exercise Facility is made generally available for use by other occupants of the Building. Without limiting the foregoing, any employee of Tenant electing to use the Exercise Facility pursuant to this Section 11 shall be required, before commencing such use, to execute and deliver to Landlord (or the operator of the Exercise Facility) Landlord’s (or such operator’s) then-standard form of license or other agreement governing the same. Notwithstanding the foregoing, during the initial Term only, neither Tenant nor its employees shall be required to pay any fee for such use of the Exercise Facility by Tenant’s employees (other than towel and locker rental fees, if applicable, not to exceed $15.00 per month per employee). Landlord agrees to cause to be maintained in the Building, throughout the Term, an Exercise Facility which shall be (i) substantially similar (including, without limitation, with respect to the number, general types, quality and condition of the pieces of exercise equipment located therein, and the general level of cleanliness thereof) to, and (ii) available for the general use of occupants of the Building during substantially the same hours and upon substantially the same terms and conditions as, the Exercise Facility that exists in the Building as of the date of this Lease.

12.	CONFERENCE ROOM. So long as Landlord maintains and operates a conference room (“Conference Room”) for general use by occupants of the Building, Landlord shall cause such Conference Room to be made available for use by Tenant on a first-come, first-served basis and otherwise during the same hours and upon the same terms and conditions as such Conference Room is made generally available for use by other occupants of the Building. Without limiting the foregoing, before commencing any such use of the Conference Room, Tenant shall execute and deliver to Landlord Landlord’s then-standard form of license or other agreement, if any, governing the same. Landlord agrees to maintain in the Building, throughout the Term, a Conference Room which shall be (i) substantially similar (including, without limitation, with respect to the nature and quality of the audio-visual equipment located therein, and the level of janitorial service provided thereto) to, and (ii) available for the general use of tenants of the Building during substantially the same hours and upon substantially the same terms and conditions as, the Conference Room that exists in the Building as of the date of this Lease. Landlord hereby confirms that, as of the date of this Lease, no fee (other than a nominal setup fee) is payable for use of the existing Conference Room.

13.	HAZARDOUS MATERIALS INTRODUCED BY LANDLORD. Landlord agrees to indemnify, defend, hold harmless and reimburse Tenant and the Tenant Related Parties from and against any and all fines and reasonable direct remedial costs and expenses (including reasonable legal expenses and consultants’ fees) (collectively, “Costs”) that Tenant may incur due to a clean up, abatement, removal, or other remedial response required of Tenant by an appropriate governmental authority resulting from or caused by the introduction, production, use, generation, storage, treatment, disposal, discharge, release or other handling or disposition by Landlord of any Hazardous Materials (defined below) on or about the Premises and/or the Property. However, the foregoing indemnity obligation shall not apply to any Costs caused by the negligence or intentional misconduct of Tenant or any other Tenant Related Parties or contractors of Tenant, or resulting from any Hazardous Materials introduced to, produced, stored or generated at the Premises and/or the Property by, or disturbed, distributed or exacerbated by, Tenant or any other Tenant Related Parties or contractors of Tenant. In addition, the foregoing indemnity obligation shall not be binding on any party that acquires Landlord’s interest in the Property by foreclosure or deed in lieu of foreclosure, except with respect to events occurring and conditions first existing after such acquisition. As used herein, “Hazardous Materials” shall mean any material or substance that is now or hereafter defined or regulated by any statute, regulation, ordinance, or governmental authority thereunder, as radioactive, toxic, hazardous, or waste, including but not limited to (i) petroleum and any of its constituents or byproducts, (ii) radioactive materials, (iii) asbestos in any form or condition, and (iv) substances or materials regulated by any of the following, as amended from time to time, and any rules promulgated thereunder: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq.; the Clean Water Act, 33 U.S.C. §§1251 et seq; the Clean Air Act, 42 U.S.C. §§7401 et seq.

14.	USE OF RACEWAY. Tenant may use the Raceway (defined below), in common with other occupants of the Building, for the purposes of installing, maintaining, replacing, removing and using communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) such installation, replacement, removal or use shall not unreasonably interfere with any other occupant’s normal and customary office operation; (ii) Tenant shall use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Sections 9 and 11 of the Lease, (iii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Property, as determined in Landlord’s reasonable opinion taking into account clause (vii) below, (iv) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the Identification Requirements (defined below), (v) any new or existing Lines serving the Premises shall comply with all applicable Laws, (vi) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, (vii) the portion of the cross-sectional area of the Raceway used by the Lines may approach, but shall not exceed, 22% of the total portion of the cross-sectional area of the Raceway that, in Landlord’s reasonable judgment, is appropriate for use by tenants of the Building; and (viii) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (a) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (b) at the Lines’ termination point(s) (collectively, the Identification Requirements”). Landlord reserves the right, upon notice to Tenant prior to the expiration or upon any early termination of this Lease, to require that Tenant remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease. As used herein, “Raceway” means the common raceway located on the north side of the Building which extends from the Building garage to the 14th floor of the Building.

15.	ACCESS. From and after the Commencement Date, other than during than the hours of 7:00 a.m. to 6:00 p.m. on Business Days, Landlord shall cause any elevators that do not contain access card readers to be locked off from the floors of the Building on which the Premises is located. In addition, on or before the Commencement Date, Landlord shall cause (a) the doors connecting the Premises to the Common Area stairwells to be locked off from such stairwells, and (b) the internal stairway located in the Premises to be locked off from the 11th floor, and in each such case Landlord shall not thereafter alter the condition of such locks during the Term (except, with respect to the preceding clause (a), in the case of a fire alarm emergency to the extent such emergency affects the floors on which the Premises is located).

EXHIBIT G

FORM OF LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby
Letter of Credit
No.
Issuance Date:
Expiration Date:
Applicant: drugstore.com, inc.

Beneficiary

EOP-Northwest Properties, L.L.C.

c/o Equity Office Management, L.L.C.

701 5th Avenue, Suite 4000

Seattle, WA 98104

Attention: Property Manager

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of                      U.S. Dollars ($                    ) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1.	The original of this Irrevocable Standby Letter of Credit.

2.	Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: “This draw in the amount of U.S. Dollars ($ ) under your Irrevocable Standby Letter of Credit No. represents funds due and owing to us pursuant to the terms of that certain lease by and between EOP-Northwest Properties, L.L.C., a Delaware limited liability company, as landlord, and drugstore.com, inc., a Delaware corporation, as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically extended for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least 60 days prior to such expiration date or applicable anniversary thereof, we notify you in writing, by certified mail return receipt requested or by recognized overnight courier service, that we elect not to so extend this Irrevocable Standby Letter of Credit. A copy of any such notice shall also be sent, in the same manner, to: Equity Office Properties Trust, 2 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Treasury Department. In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1 and 2 above in the event that we elect not to extend this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by an authorized signatory of Beneficiary stating that the Applicant has failed to provide you with an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease. We further acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without charge to you. Transfer of this Irrevocable Standby Letter of Credit may be effected upon presentation to us of this original Irrevocable Standby Letter of Credit and a transfer request in the form of Exhibit A attached hereto. Such transfer shall be permitted without our approval provided that such transfer is not in favor of any person or entity identified on any then-current list of Specially Designated Nationals and Blocked Persons provided by the Office of Foreign Assets Control of the U.S. Department of the Treasury. The cost and expenses of such transfer are to be borne by the applicant.

This Irrevocable Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) ICC Publication No. 500.

1

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at                              to the attention of                             .

Very truly yours,

[name]

[title]

2

EXHIBIT A

TRANSFER FORM

            , 200_

Bank of America N.A.

333 S. Beaudry Avenue, 19th Floor

Los Angeles, CA 90017

Mail Code CA9-703-19-23

Re:            Irrevocable Standby Letter of Credit No.

We request you to transfer all of our rights as beneficiary under the Letter of Credit referenced above to the transferee, named below:

Name of Transferee

Address

By this transfer all our rights as the transferor, including all rights to make drawings under the Letter of Credit, go to the transferee. The transferee shall have sole rights as beneficiary, whether existing now or in the future, including sole rights to agree to any amendments, including increases or extensions or other changes. All amendments will be sent directly to the transferee without the necessity of consent by or notice to us.

We enclose the original letter of credit and any amendments. Please indicate your acceptance of our request for the transfer by endorsing the letter of credit and sending it to the transferee with your customary notice of transfer.

The signature and title at the right conform with those shown in our files as authorized to sign for the beneficiary. Policies governing signature authorization as required for withdrawals from customer accounts shall also be applied to the authorization of signatures on this form. The authorization of the Beneficiary’s signature and title on this form also acts to certify that the authorizing financial institution (i) is regulated by a U.S. federal banking agency; (ii) has implemented anti-money laundering policies and procedures that comply with applicable requirements of law, including a Customer Identification Program (CIP) in accordance with Section 326 of the USA PATRIOT Act; (iii) has approved the Beneficiary under its anti-money laundering compliance program; and (iv) acknowledges that Bank of America, N.A. is relying on the foregoing certifications pursuant to 31 C.F.R. Section 103.121 (b)(6).

NAME OF BANK

AUTHORIZED SIGNATURE AND TITLE

PHONE NUMBER

NAME OF TRANSFEROR

NAME OF AUTHORIZED SIGNER AND TITLE

AUTHORIZED SIGNATURE

3

EXHIBIT H

OUTLINE AND LOCATION OF GENERATOR AREA

[Diagram of generator area]

1

EXHIBIT I

OUTLINE AND LOCATION OF STORAGE SPACE

[Diagram of storage space]

1

EXHIBIT J-1

DETAILED SPACE PLAN

(WITH SCHEDULE 1 ATTACHED THERETO)

[See attached]

1

EXHIBIT J-2

SPECIFICATIONS LETTER

(WITH SCHEDULES 1 THROUGH 5 ATTACHED THERETO)

[See attached]

1

EXHIBIT K

DESCRIPTION OF BASE BUILDING IMPROVEMENTS

ELEVATORS

Load Capacity:                             3,500 lbs. per interior and garage; 4,500 for freight

Elevator Bank	# of Elev.	Floors Served	Speed	Location of Machine Room
Low Rise	4	1 – 11	700’/min.	Floor 14
High Rise	4	11– 21	1,000’/min.	Above Floor 21
Penthouse	1	21-22	100’/min.	Penthouse
Garage	2	Levels A - D	100’/min.	Garage Level C
Freight	1	Levels B - 21	350’/min.	Above Floor 21

ELECTRICAL

Standard Lighting Fixture:	T-8s with electronic ballasts
277/480V:	1.0 watts/USF demand load for lighting; 48-breaker panel
120/208V:	1.0 watts/SF lighting, up to 4.0 watts/SF, demand load for plug load; two 30-breaker panels per floor
Electrical Closet Space:	Additional space available in electrical closets for added transformers and panels
Electrical Distribution:	Fed from ceiling down through walls with poke-through capability

HVAC SYSTEM

System Type and Operation:	Series of independent floor-by-floor packaged units with reciprocating compressor/condenser fans. 30 VAV boxes per floor
Supply Air cfm:	13,500 cfm per air handler
Interior Space Temperature:	70 – 74 degrees
Noise:	Complies with ASHRAE noise standards
SF/Ton Cooling Capacity:	565 tons total building cooling capacity
Method of Heating:	Electric reheat
Number of Perimeter Zones:	Average of 11 (heating and cooling)
Number of Interior Zones:	Average of 11 (cooling only)
Outside Air:	100% outside air economizer with a range of 29Hz–60 Hz
After Hours Ventilation Only:	Not available
Smallest Portion to Provide:	One floor
Ventilation:	Through ceiling plenum
Energy Management:	HVAC and lighting is controlled by computerized Intelli-Sys DDC system
Additional Cooling:	250 tons of condenser loop water available at a temperature of 74 degrees

FIRE ALARM AND LIFE SAFETY SYSTEMS

Fire Alarm System:	Cerberus Pyrotronics MXL control panel with 24-hour monitoring by ADT Monitoring
Sprinklers:	100% sprinkled building; parking garage has 4 zones of automatic dry sprinklers
Fire Pumps:	1 sprinkler water riser is located in each of 2 stairwells and fed by two Marathon 750 GPM stand-alone electric fire pumps
Emergency Generator:	Cummins 450 KVA emergency generator with 12 hours of operating fuel and 8 hours of standby fuel. Generator runs 3 elevators (low rise, high rise, and freight), emergency lighting, and life safety systems

PARKING

Building Parking Facility:	Sufficient to provide the Building Parking Spaces (defined in Section 2.A of Exhibit F).

PLUMBING

Risers for Tenant Connection

Sanitary:	One riser in restrooms; one in main mechanical room

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Vent:	Main mechanical room
Cold Water:	Main mechanical room; stub-outs on each floor
Pressure Reduction:	No pressure-reducing valve requirements as domestic pressure is maintained by building pressure regulators
Connection Size:	2.5 inch

STRUCTURAL SYSTEM/BUILDING MEASUREMENTS

Building Frame:	Blue reflective glass window curtain wall over steel frame
Individual Floors:	Concrete floors over metal decking
Live and Dead load:	50 – 70 lbs. psf
Slab-to-Slab distance:	12 ft.
Ceiling Height Inside Space:	8 ft. 6 inches
Window Module:	5 ft.

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